Filed Pursuant to Rule 424(b)(3)
Registration No. 333-166567
PROSPECTUS
Republic Services, Inc.

Offers to Exchange all Outstanding and Unregistered
5.00% Notes due 2020;
5.25% Notes due 2021;
5.50% Notes due 2019; and
6.20% Notes due 2040
for
5.00% Notes due 2020;
5.25% Notes due 2021;
5.50% Notes due 2019; and
6.20% Notes due 2040
Which Have Been Registered Under the Securities Act

This prospectus and accompanying letter of transmittal relate to our proposed offers to exchange up to $850,000,000 aggregate principal amount of 5.00% notes due 2020 (the “2020 exchange notes”), $600,000,000 aggregate principal amount of 5.25% notes due 2021 (the “2021 exchange notes”), $650,000,000 aggregate principal amount of 5.50% notes due 2019 (the “2019 exchange notes”), and $650,000,000 aggregate principal amount of 6.20% notes due 2040 (the “2040 exchange notes”), all of which are registered under the Securities Act of 1933, as amended, for any and all of our unregistered 5.00% notes due 2020, 5.25% notes due 2021, 5.50% notes due 2019 and 6.20% notes due 2040 that were issued on March 4, 2010, November 25, 2009 , September 8, 2009 and March 4, 2010, respectively. The 2020 exchange notes, the 2021 exchange notes, the 2019 exchange notes and the 2040 exchange notes are collectively referred to herein as the “exchange notes”. The unregistered notes are, and the exchange notes will be, fully and unconditionally and jointly and severally guaranteed by substantially all of our direct and indirect subsidiaries. All references to the unregistered notes and the exchange notes include references to the related guarantees. The unregistered notes have certain transfer restrictions. The exchange notes will be freely transferable.

The principal features of the exchange offers are as follows:

EACH EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 2, 2010, UNLESS WE EXTEND THE OFFER.

•	You may withdraw tendered outstanding unregistered notes at any time prior to the expiration of the applicable exchange offer.

•	We will exchange all outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration of the applicable exchange offer for an equal principal amount of the applicable exchange notes.

•	The terms of each series of the exchange notes to be issued are substantially similar to the applicable unregistered notes, except they are registered under the Securities Act, do not have any transfer restrictions and do not have registration rights or rights to additional interest.

•	The exchange of unregistered notes for exchange notes pursuant to the exchange offers will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offers.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Please see “Risk Factors” beginning on page 11 for a discussion of certain factors you should consider in connection with the exchange offers.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2010.

Each holder of an unregistered note wishing to accept an exchange offer must deliver the unregistered note to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the applicable exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered notes by book-entry transfer into the applicable exchange agent’s account at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called “The Exchange Offers” in this prospectus and in the accompanying letter of transmittal.

If you are a broker-dealer that receives exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange notes. We will use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, remain effective for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. We will also amend or supplement this prospectus during this 180-day period, if requested by one or more participating broker-dealers, in order to expedite or facilitate such resales.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement. We have not authorized any other person to provide you with different information. The information contained in this prospectus and any applicable prospectus supplement are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have subsequently changed. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. For further information relating to us and the exchange notes, we refer you to the registration statement and its exhibits, from which this prospectus incorporates important business and financial information about us that is not included in or delivered herewith. You may obtain a copy of the registration statement and its exhibits, free of charge, by oral or written request directed to: Republic Services, Inc., 18500 North Allied Way, Phoenix, AZ 85054, Attention: Investor Relations, Phone: (480) 627-2700. To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of this exchange offer. The registration statement, including the exhibits, can also be read on the website of the Securities and Exchange Commission or at the offices of the SEC mentioned under the heading “Where You Can Find More Information.”

Company References

As used in this prospectus the terms the “Company,” “Republic,” “we,” “us,” and “our” may, depending upon the context, refer to Republic Services, Inc., our consolidated subsidiaries or to all of them taken as a whole.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain certain forward-looking information about us. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “could” and similar expressions are intended to identify forward-looking statements. These statements include statements about the expected benefits of our merger with Allied Waste Industries, Inc. (“Allied”), our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:

•	the impact on us of our substantial post-merger indebtedness, including our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements and the fact that any downgrade in our bond ratings could adversely impact us;

•	general economic and market conditions including, but not limited to, the current global economic and financial market crisis, inflation and changes in commodity pricing, fuel, labor, risk and health insurance and other variable costs that are generally not within our control, and our exposure to credit and counterparty risk;

•	whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied), and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste industry;

•	the fact that price increases or changes in commodity prices may not be adequate to offset the impact of increased costs, including but not limited to labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

•	our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•	our ability to retain our investment grade ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	the fact that our business is capital intensive and may consume cash in excess of cash flow from operations;

•	that any exposure to environmental liabilities, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and any future legal proceedings, including our matters currently pending with the Internal Revenue Service;

•	severe weather conditions, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•	compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•	any litigation, audits or investigations brought by or before any governmental body;

•	workforce factors, including potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute and the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	acts of war, riots or terrorism, including the events taking place in the Middle East and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States; and

•	the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control.

The risks included here are not exhaustive. Refer to “Risk Factors” for further discussion regarding our exposure to risks. You should be aware that any forward-looking statement made by us in this prospectus, any prospectus supplement or the documents incorporated herein or therein by reference or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any scenarios or results contained in any forward-looking statement made in this prospectus, any prospectus supplement or the documents incorporated herein or therein by reference or elsewhere might not occur. Readers are cautioned not to place undue reliance on these forward-looking statements. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it may not contain all of the information you should consider in making your decision to participate in an exchange offer. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus and the documents incorporated by reference in this prospectus.

The Company

We are the second largest provider of services in the domestic non-hazardous solid waste industry as measured by revenue. We provide non-hazardous solid waste collection services for commercial, industrial, municipal and residential customers through 367 collection companies in 40 states and Puerto Rico and we also own or operate 217 transfer stations, 190 active solid waste landfills and 77 recycling facilities. We also operate 75 landfill gas and renewable energy projects.

Our operations are national in scope, but the physical collection and disposal of waste is very much a local business; therefore, the dynamics and opportunities differ in each of our markets. By combining local operating management with standardized business practices, we can drive greater overall operating efficiency across the company, while maintaining day-to-day operating decisions at the local level, closest to the customer. We implement this strategy through an organizational structure that groups our operations within a corporate, region and area structure. We manage our operations through four geographic operating segments which are also our reportable segments: Eastern, Midwestern, Southern and Western. Each of our regions is organized into several operating areas and each area contains multiple operating locations. Each of our regions and substantially all our areas provide collection, transfer, recycling and disposal services. We believe this structure facilitates the integration of our operations within each region, which is a critical component of our operating strategy, and allows us to maximize the growth opportunities in each of our markets and to operate the business efficiently, while maintaining effective controls and standards over operational and administrative matters, including financial reporting.

On December 5, 2008, we acquired all of the issued and outstanding shares of Allied Waste Industries, Inc. (“Allied”) in a stock-for-stock transaction for an aggregate purchase price of $12.1 billion, which included approximately $5.4 billion of debt, at fair value. As a condition of the merger with Allied, the Department of Justice (DOJ) required us to divest of certain assets and related liabilities. As of September 30, 2009, we completed our required divestitures. As a result of our acquisition of Allied, we committed to a restructuring plan related to our corporate overhead and other administrative and operating functions. The plan included closing our corporate office in Florida, consolidating administrative functions to Arizona, the former headquarters of Allied, and reducing staffing levels. The plan also included closing and consolidating certain operating locations and terminating certain leases. We believe that our merger with Allied created a strong operating platform that will allow us to continue to provide quality service to our customers and superior returns to our stockholders.

We had revenue of $8.2 billion and $3.7 billion and operating income of $1.6 billion and $0.3 billion for the years ended December 31, 2009 and 2008, respectively. In addition to our merger with Allied, a number of items impacted our 2009 and 2008 financial results. For a description of these items, see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview of Our Business and Consolidated Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein.

For the first quarter, we had revenue of $2.0 billion and $2.1 billion and operating income of $0.4 million and $0.4 million for the three months ended March 31, 2010 and 2009, respectively. In addition to our merger with Allied, a number of items impacted our 2010 and 2009 financial results. For a description of these items, see Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations — Consolidated Results of Operations included in our Interim Report on Form 10-Q for the three months ended March 31, 2010, which is incorporated by reference herein. Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year.

We were incorporated as a Delaware corporation in 1996. Our principal and administrative offices are located at 18500 North Allied Way, Phoenix, Arizona 85054. Our telephone number at that location is (480) 627-2700. Our web site is located at http://www.republicservices.com. The information on our website is not part of this prospectus.

The Exchange Offers

On September 8, 2009, we issued $650 million aggregate principal amount of 5.50% notes due 2019, on November 25, 2009, we issued $600 million aggregate principal amount of 5.25% notes due 2021 and on March 4, 2010, we issued $850 million aggregate principal amount of 5.00% notes due 2020 and $650 million aggregate principal amount of 6.20% notes due 2040. On those same days, we and the initial purchasers of the unregistered notes entered into a registration rights agreement in which we agreed that you, as a holder of unregistered notes, would be entitled to exchange your unregistered notes for exchange notes registered under the Securities Act of 1933, as amended. The exchange offers are intended to satisfy these rights. After the applicable exchange offer is completed, you will no longer be entitled to any registration rights with respect to your unregistered notes. Each series of exchange notes will be our obligations and will be entitled to the benefits of the applicable indenture relating to that series of exchange notes. The form and terms of the each series of exchange notes are identical in all material respects to the form and terms of the applicable unregistered notes, except that:

•	the exchange notes have been registered under the Securities Act and, therefore, will contain no restrictive legends;

•	the exchange notes will not have registration rights; and

•	the exchange notes will not have rights to additional interest.

The Exchange Offers	We are offering to exchange any and all of our 5.00% notes due 2020, 5.25% notes due 2021, 5.50% notes due 2019, and 6.20% notes due 2040, all of which have been registered under the Securities Act, for any and all of our outstanding unregistered 5.00% notes due 2020 that were issued March 4, 2010, unregistered 5.25% notes due 2021 that were issued November 25, 2009, unregistered 5.50% notes due 2019 that were issued September 8, 2009 and unregistered 6.20% notes due 2040 that were issued March 4, 2010. As of the date of this prospectus, $850 million in aggregate principal amount of our unregistered 5.00% notes due 2020, $600 million in aggregate principal amount of our unregistered 5.25% notes due 2021, $650 million in aggregate principal amount of our unregistered 5.50% notes due 2019 and $650 million in aggregate principal amount of our unregistered 6.20% notes due 2040 are outstanding.

Expiration of the Exchange Offers	The exchange offers will expire at 5:00 p.m., New York City time, on August 2, 2010, unless we decide to extend any exchange offer.

Conditions of the Exchange Offers	We will not be required to accept for exchange any unregistered notes, and may amend or terminate an exchange offer, if any of the following conditions or events occurs:

• the applicable exchange offer or the making of any exchange by a holder of unregistered notes violates applicable law or any applicable interpretation of the staff of the SEC;

• any action or proceeding shall have been instituted or threatened with respect to the applicable exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; and

• any laws, rules or regulations or applicable interpretations of the staff of the SEC are issued or promulgated which, in our good faith determination, do not permit us to effect the applicable exchange offer.

We will give oral or written notice of any non-acceptance, amendment or termination to the registered holders of the unregistered notes as promptly as practicable. We reserve the right to waive any conditions of any exchange offer.

Resale of the Exchange Notes	Under existing interpretations of the Securities Act by the SEC contained in several no action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders thereof after the applicable exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of unregistered notes, as set forth below). However, any purchaser of notes who is an “affiliate” of us or any guarantor and any purchaser of notes who intends to participate in any exchange offer for the purpose of distributing the exchange notes:

• will not be able to rely on the interpretation of the staff of the SEC;

• will not be able to tender its unregistered notes in the exchange offer; and

• must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

In addition, in connection with any resales of exchange notes, any broker dealer, which we refer to as a Participating Broker Dealer, which acquired the unregistered notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes with this prospectus. If we receive notice from one or more Participating Broker Dealers in connection with an exchange offer or within 20 days after consummation of the exchange offer that such Participating Broker Dealer is exchanging or has exchanged notes acquired for the account of such Participating Broker Dealer as a result of market-making or other trading activities, we will agree to make available for a period of up to 180 days after consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any Participating Broker Dealer and any other persons with similar prospectus delivery requirements for use in connection with any resale of exchange notes. A Participating Broker Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations thereunder).

Each holder of the unregistered notes who wishes to exchange their notes for exchange notes in an exchange offer will be required to make certain representations, including representations that:

• any exchange notes to be received by it will be acquired in the ordinary course of its business;

• it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes; and

• it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of us or any guarantor.

Accrued Interest on the Exchange Notes and Unregistered Notes	Holders of unregistered notes whose unregistered notes are accepted for exchange in the exchange offers will be deemed to have waived the right to receive any payment in respect of interest on the unregistered notes accrued from the date of issuance or the last interest payment date, as applicable. Consequently, holders who exchange their unregistered notes for exchange notes will receive the same interest payment on the next interest payment date with respect to the unregistered notes and the first interest payment date with respect to the exchange notes following consummation of the exchange offers that they would have received if they had not accepted the exchange offer. We will pay interest on the exchange notes semi-annually on March 1 and September 1, commencing September 1, 2010 (in the case of the 2020 exchange notes and 2040 exchange notes), March 15 and September 15, commencing September 15, 2010 (in the case of the 2019 exchange notes), and May 15 and November 15, commencing November 15, 2010 (in the case of the 2021 exchange notes).

Procedures for Tendering Unregistered Notes	If you wish to participate in an exchange offer, you must:

• transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the applicable exchange agent at the address set forth in the letter of transmittal. These materials must be received by the applicable exchange agent before 5:00 p.m., New York City time, on August 2, 2010, the expiration date of the exchange offers. You must also provide physical delivery of your unregistered notes to the applicable exchange agent’s address as set forth in the letter of transmittal. The letter of transmittal must also contain the representations you must make to us as described under “The Exchange Offers — Procedures for Tendering”; or

• you may effect a tender of unregistered notes electronically by book-entry transfer into the exchange agent’s account at DTC. By tendering the unregistered notes by book-entry transfer, you must agree to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial Owners	If you are a beneficial owner of unregistered notes that are held through a broker-dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered notes, you should contact the registered holder promptly and instruct them to tender your unregistered notes on your behalf.

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding unregistered notes that are properly tendered in the exchange offers and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Withdrawal Rights	You may withdraw the tender of your unregistered notes at any time prior to 5:00 p.m., New York City time, on August 2, 2010, the expiration date.

Consequences of Failure to Exchange	If you are eligible to participate in the exchange offers and you do not tender your unregistered notes as described in this prospectus, your unregistered notes may continue to be subject to transfer restrictions. As a result of the transfer restrictions and the availability of exchange notes, the market for the unregistered notes is likely to be much less liquid than before the exchange offers. The unregistered notes will, after the exchange offers, bear interest at the same rate as the exchange notes. The unregistered notes will not retain any rights under the applicable registration rights agreement.

Material United States Federal Income Tax Considerations	The exchange of the unregistered notes for exchange notes pursuant to the exchange offers will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agents	U.S. Bank National Association has been appointed as the exchange agent for the 2020 exchange notes, 2021 exchange notes and 2040 exchange notes. The Bank of New York Mellon Trust Company, N.A., has been appointed as the exchange agent for the 2019 exchange notes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offers.

Summary Description of the Exchange Notes

The following summary contains basic information about the notes and is not intended to be complete. It may not contain all of the information that is important to you. Certain terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the exchange notes, see “Description of the Notes”.

Issuer	Republic Services, Inc.

Exchange Notes	$850,000,000 aggregate principal amount of 5.00% notes due 2020.

$600,000,000 aggregate principal amount of 5.25% notes due 2021.

$650,000,000 aggregate principal amount of 5.50% notes due 2019.

$650,000,000 aggregate principal amount of 6.20% notes due 2040.

Maturity Dates	The 2020 exchange notes will mature on March 1, 2020.

The 2021 exchange notes will mature on November 15, 2021.

The 2019 exchange notes will mature on September 15, 2019.

The 2040 exchange notes will mature on March 1, 2040.

Interest Rate	Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the unregistered notes or, if no interest has been paid on the unregistered notes, from the date of issuance of the unregistered notes. Interest will accrue on the exchange notes at the annual rate of 5.00%, in the case of the 2020 exchange notes, 5.25%, in the case of the 2021 exchange notes, 5.50%, in the case of the 2019 exchange notes and 6.20%, in the case of the 2040 exchange notes.

Interest Payment Dates	March 1 and September 1, beginning September 1, 2010 for the 2020 exchange notes.

May 15 and November 15, beginning November 15, 2010 for the 2021 exchange notes.

March 15 and September 15, beginning September 15, 2010 for the 2019 exchange notes.

March 1 and September 1, beginning September 1, 2010 for the 2040 exchange notes.

Guarantees	The exchange notes initially will be guaranteed, fully and unconditionally and jointly and severally, by all of our subsidiaries that guarantee the unregistered notes and our credit facilities. Each guarantee will be a senior obligation of the guarantor, will rank equally with all unsecured and unsubordinated indebtedness of the guarantor from time to time outstanding, will rank senior to any subordinated indebtedness of the guarantor from time to time outstanding and will rank junior to any secured indebtedness of a guarantor from time to time outstanding to the extent of the value of the assets securing such.

Ranking	The exchange notes, like the unregistered notes, will be our unsecured unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The exchange notes will be senior to any of our subordinated indebtedness from time to time outstanding and will rank junior to our secured indebtedness from time to time outstanding to the extent of the value of the assets securing such indebtedness. The exchange notes will also be effectively junior in right of payment to all existing and future liabilities, including trade payables, of our domestic subsidiaries that do not guarantee the notes and all of our foreign subsidiaries, which will not guarantee the notes.

Optional Redemption	At our option, we may redeem some or all of the exchange notes, at any time or from time to time at the redemption price described in this prospectus plus accrued and unpaid interest. The redemption prices are described under “Description of the Exchange Notes — Optional Redemption” in this prospectus.

Change of Control	If we experience specific kinds of changes of control, each holder of the exchange notes will have the right to require us to purchase all or a portion of such holder’s exchange notes, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. See “Description of the Exchange Notes — Change in Control Triggering Event” in this prospectus.

Covenants	The indentures governing the exchange notes provide for certain limitations on our ability and the ability of certain of our subsidiaries to (i) create liens on the capital stock or indebtedness of any principal subsidiary or certain property and (ii) enter into sale and leaseback transactions.

Consolidations, Mergers and Sales of Assets	We may not consolidate, merge or sell substantially all of our assets as an entirety, unless, among other requirements: (i) the successor corporation assumes our obligations on the exchange notes and (ii) no Event of Default (as defined in the applicable indenture governing the exchange notes) has occurred and is continuing.

Events of Default — Cross Default	Failure to pay when due any of our obligations or any of our principal subsidiaries’ obligations in the aggregate principal amount of at least $25 million that continues for 25 days after notice to us by the trustee or holders of at least 25% in principal amount of any series of notes then outstanding constitutes a default under the applicable indenture governing the series of notes.

Discharge	The indentures governing the exchange notes are subject to defeasance and discharge under certain circumstances.

Investing in the exchange notes involves substantial risks. See “Risk Factors” beginning on page 11 for a discussion of certain risks relating to us, our business and an investment in the notes that you should carefully consider before investing in the exchange notes.

Summary Historical Consolidated Financial Data

The Statement of Operations Data and Other Operating Data for each of the years ended December 31, 2009, 2008, 2007, 2006 and 2005 and the Balance Sheet Data at December 31, 2009, 2008, 2007, 2006 and 2005 is derived from our audited consolidated financial statements. The Statement of Operations Data and Other Operating Data for the three months ended March 31, 2010 and 2009 and the Balance Sheet Data as of March 31, 2010 is derived from our unaudited condensed consolidated financial statements. You should not regard the results of operations for the three months ended March 31, 2010 as indicative of the results that may be expected for the entire fiscal year. You should read our discussion regarding “The Company” beginning on page 1.

The following information should be read in conjunction with our historical consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Interim Report on Form 10-Q for the three months ended March 31, 2010, and in our Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference herein.

We are the second largest provider of services in the domestic non-hazardous solid waste industry, as measured by revenue. We provide non-hazardous solid waste collection services for commercial, industrial, municipal and residential customers through 367 collection companies in 40 states and Puerto Rico. We own or operate 217 transfer stations, 190 active solid waste landfills and 77 recycling facilities. We also operate 75 landfill gas and renewable energy projects. We completed our merger with Allied in December 2008.

On December 5, 2008, we acquired all of the issued and outstanding shares of Allied in a stock-for-stock transaction for an aggregate purchase price of $12.1 billion, which included approximately $5.4 billion of debt, at fair value.

We primarily used the proceeds from the unregistered notes to redeem or tender for certain of our outstanding senior notes before their scheduled maturity. As such for the three months ended March 31, 2010 and the year ended December 31, 2009, we incurred a loss on extinguishment of debt in the amount of $132.1 million and $134.1 million for premiums paid to repurchase debt, charges for unamortized debt discounts and professional fees paid to effectuate the repurchase of the senior notes.

These historical results are not necessarily indicative of the results to be expected in the future. Amounts are in millions, except per share data.

	Three Months Ended
	March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)

Statement of Operations Data:
Revenue	$1,957.7	$2,060.5	$8,199.1	$3,685.1	$3,176.2	$3,070.6	$2,863.9
Expenses:
Cost of operations	1,136.8	1,208.7	4,844.2	2,416.7	2,003.9	1,924.4	1,803.9
Depreciation, amortization and depletion	203.0	221.8	869.7	354.1	305.5	296.0	278.8
Accretion	20.2	23.3	88.8	23.9	17.1	15.7	14.5
Selling, general and administrative	210.3	217.5	880.4	434.7	313.7	315.0	289.5
Loss (gain) on disposition of assets and impairments, net	0.5	4.9	(137.0)	89.8	—	—	—
Restructuring charges	5.6	31.3	63.2	82.7	—	—	—

Operating income	381.3	353.0	1,589.8	283.2	536.0	519.5	477.2
Interest expense	(134.5)	(153.5)	(595.9)	(131.9)	(94.8)	(95.8)	(81.0)
Loss on extinguishment of debt	(132.3)	—	(134.1)	—	—	—	—
Interest income	—	0.7	2.0	9.6	12.8	15.8	11.4
Other income (expense), net	1.7	0.2	3.2	(1.6)	14.1	4.2	1.6

Income before income taxes	116.2	200.4	865.0	159.3	468.1	443.7	409.2
Provision for income taxes	51.0	87.0	368.5	85.4	177.9	164.1	155.5

Net income	65.2	113.4	496.5	73.9	290.2	279.6	253.7

Less: Income attributable to noncontrolling interests	(0.2)	(0.4)	(1.5)	(0.1)	—	—	—

Net income attributable to Republic Services, Inc.	$65.0	$113.0	$495.0	$73.8	$290.2	$279.6	$253.7

Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.17	$0.30	$1.30	$0.38	$1.53	$1.41	$1.23

Weighted average common shares outstanding	381.4	378.9	379.7	196.7	190.1	198.2	207.0

Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.17	$0.30	$1.30	$0.37	$1.51	$1.39	$1.20

Weighted average common and common equivalent shares outstanding	383.3	379.9	381.0	198.4	192.0	200.6	210.8

Cash dividends per common share	$0.1900	$0.1900	$0.7600	$0.7200	$0.5534	$0.4000	$0.3466

Other Operating Data:
Cash flows from operating activities	$299.1	$512.4	$1,396.5	$512.2	$661.3	$511.2	$747.8
Capital expenditures	208.4	193.4	826.3	386.9	292.5	326.7	309.0
Proceeds from sales of property and equipment	5.9	4.9	31.8	8.2	6.1	18.5	10.1

	As of March 31,	As of December 31,
	2010	2009	2008	2007	2006	2005
	(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$81.4	$48.0	$68.7	$21.8	$29.1	$131.8
Restricted cash and marketable securities	221.8	240.5	281.9	165.0	153.3	255.3
Total assets	19,465.3	19,540.3	19,921.4	4,467.8	4,429.4	4,550.5
Total debt	7,114.0	6,962.6	7,702.5	1,567.8	1,547.2	1,475.1
Total stockholders’ equity	7,568.7	7,567.1	7,282.5	1,303.8	1,422.1	1,605.8

RISK FACTORS

You should carefully consider the risks described below before making a decision to participate in the exchange offers. Prior to making a decision about whether to participate in the exchange offers, you should carefully consider all of the information set forth in this prospectus and any documents incorporated by reference herein and, in particular, the risks and uncertainties described below, together with the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009. The occurrence of any of those risks and uncertainties may materially adversely affect our financial condition, results of operations, cash flows or business. In that case, the price or value of our securities could decline and you could lose all or part of your investment. You are encouraged to perform your own investigation with respect to the exchange notes and our company. Some of the statements in this discussion of risk factors are forward-looking statements. See “Forward-Looking Statements.”

Risks Related to the Exchange Notes and the Exchange Offers

We have substantial indebtedness, which may limit our financial flexibility.

As of March 31, 2010, we had approximately $7.5 billion in principal value of debt and capital leases outstanding. This amount of indebtedness and our debt service requirements may limit our financial flexibility to access additional capital and make capital expenditures and other investments in our business, to withstand economic downturns and interest rate increases, to plan for or react to changes in our business and our industry, and to comply with the financial and other restrictive covenants of our debt instruments. Further, our ability to comply with the financial and other covenants contained in our debt instruments may be affected by changes in economic or business conditions or other events that are beyond our control. If we do not comply with these covenants and restrictions, we may be required to take actions such as reducing or delaying capital expenditures, reducing dividends, selling assets, restructuring or refinancing all or part of our existing debt, or seeking additional equity capital.

We may be able to incur substantially more debt. This could exacerbate the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The exchange notes and the existing terms of our other debt do not prohibit us and our subsidiaries from incurring significant additional indebtedness in the future, subject to maintenance of certain financial covenants in our credit facilities. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We may not be able to purchase the exchange notes if we experience a change of control triggering event.

If we experience a change of control triggering event, we will be required to offer to purchase each holder’s exchange notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. When such change of control event occurs, we may not have sufficient financial resources to purchase all of the exchange notes that holders tender to us in connection with a change of control offer. The instruments governing our credit facilities also provide that a change of control will be a default that allows the lenders thereunder to accelerate the maturity of borrowings thereunder and we have other debt that must be repurchased upon a change of control. Any future debt agreements may contain similar provisions. Our failure to purchase the exchange notes as required under the applicable indenture governing the exchange notes would be a default, which could have material adverse consequences for us. See “Description of the Exchange Notes — Change of Control Triggering Event”.

The exchange notes and guarantees are unsecured and will be effectively subordinated to all of our and our subsidiary guarantors’ existing and future secured obligations to the extent of the collateral securing such obligations.

The exchange notes and guarantees are unsecured and will be effectively subordinated to all of our and our subsidiary guarantors’ secured obligations from time to time outstanding to the extent of the collateral securing such obligations. Our $1.75 billion and $1.0 billion revolving credit facilities are unsecured. As of March 31, 2010, we had $91.6 million of obligations under capital leases. The applicable indenture governing the exchange notes generally will allow us to incur liens in an amount up to, in addition to specified permitted liens, 20% of our consolidated net tangible assets. As of March 31, 2010, the book value of our property and equipment, including landfill development costs, approximated $6.6 billion.

We conduct a substantial portion of our operations through our subsidiaries. Not all of our subsidiaries will guarantee the exchange notes and assets of our non-guarantor subsidiaries may not be available to make payments on the exchange notes.

Cash flow and our ability to service debt, including the exchange notes, depends substantially on the distribution of earnings, loans or other payments made by our subsidiaries to us. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the exchange notes would be substantially impaired. Payments on the exchange notes will only be required to be made by us and the subsidiary guarantors. The non-guarantor subsidiaries include subsidiaries that are not wholly owned, insurance companies, other finance-related subsidiaries and other subsidiaries which are not guarantors under our credit facilities. Because the non-guaranteeing subsidiaries may have other creditors and are not obligated to repay and do not guarantee repayment of the exchange notes, you cannot rely on such subsidiaries to make any payments on the exchange notes directly to you or to make sufficient distributions to enable us to satisfy our obligations to you under the exchange notes. If any or all of our non-guarantor subsidiaries become the subject of a bankruptcy, liquidation or reorganization, the creditors of the subsidiary or subsidiaries, including debt holders, must be paid in full out of the subsidiary’s or subsidiaries’ assets before any monies may be distributed to us as the holder of the equity in the subsidiary or subsidiaries.

The subsidiary guarantees of the exchange notes may be limited in duration.

The exchange notes will be guaranteed by substantially all of our subsidiaries. The subsidiary guarantors may be released from their respective obligations under the applicable indenture under certain circumstances. Under such circumstances the exchange notes would no longer have the benefit of subsidiary guarantees and holders of the exchange notes would no longer have direct claims against the subsidiary guarantors.

The subsidiary guarantees of the exchange notes may be subject to review under United States federal or state fraudulent transfer law, which could limit their enforceability.

To the extent that a United States court were to find that (x) the guarantees were incurred with intent to hinder, delay or defraud any present or future creditor, or a subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) the subsidiary issuing the guarantee did not receive fair consideration or reasonably equivalent value for issuing its guarantees and any subsidiary guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of the guarantees, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of a subsidiary guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, that court could avoid or subordinate the guarantees in favor of a subsidiary guarantor’s other creditors. If the guarantees are subordinated, payments of principal and interest on the exchange notes generally would be subject to the prior payment in full of all other indebtedness of the subsidiary guarantor. Among other things, a legal challenge of the guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary guarantor as a result of the issuance by us of the exchange notes. The extent (if any) to which a particular subsidiary guarantor may be deemed to have received such benefits may depend on our use of the proceeds of this offering, including the extent (if any) to which such proceeds or benefits therefrom are contributed to the subsidiary guarantor. The measure of insolvency for purposes of the foregoing will vary depending on the law of the applicable jurisdiction. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability under its existing debts as such debts become absolute and matured. Based upon financial and other information currently available to us, we presently believe that the guarantees are being incurred for proper purposes and in good faith, and that the subsidiary guarantors (i) are solvent and will continue to be solvent after issuing the guarantees, (ii) will have sufficient capital for carrying on their business after such issuance and (iii) will be able to pay their debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions, or determine that any particular subsidiary guarantor received fair consideration or reasonably equivalent value for issuing its guarantee.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

There is no existing trading market for the exchange notes. We do not intend to have the exchange notes listed on a national securities exchange. The initial purchasers of the unregistered notes have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers of the unregistered notes are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that such a market will continue. In addition, subsequent to the exchange offers, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

You may not be able to sell your unregistered notes if you do not exchange them for exchange notes in the applicable exchange offer.

If you do not exchange your unregistered notes for exchange notes in the applicable exchange offer, your unregistered notes will continue to be subject to the restrictions on transfer as stated in the legend on the unregistered notes. In general, you may not reoffer, resell or otherwise transfer the unregistered notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register the offer or sale of the unregistered notes under the Securities Act.

Holders of the unregistered notes who do not tender their unregistered notes will have no further registration rights under the applicable registration rights agreement.

Holders who do not tender their unregistered notes will not have any further registration rights under the applicable registration rights agreement or otherwise and will not have rights to receive additional interest.

The market for unregistered notes may be significantly more limited after the exchange offers and you may not be able to sell your unregistered notes after the exchange offers.

If unregistered notes are tendered and accepted for exchange under the applicable exchange offer, the trading market for unregistered notes that remain outstanding may be significantly more limited. As a result, the liquidity of the unregistered notes not tendered for exchange could be adversely affected. The extent of the market for unregistered notes of any series and the availability of price quotations would depend upon a number of factors, including the number of holders of unregistered notes of that series remaining outstanding and the interest of securities firms in maintaining a market in the unregistered notes of that series. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for unregistered notes that are not exchanged in the exchange offers may be affected adversely as unregistered notes exchanged in the exchange offers reduce the float. The reduced float also may make the trading price of the unregistered notes that are not exchanged more volatile.

Your unregistered notes will not be accepted for exchange if you fail to follow the applicable exchange offer procedures and, as a result, your unregistered notes will continue to be subject to existing transfer restrictions and you may not be able to sell your unregistered notes.

We will not accept your unregistered notes for exchange if you do not follow the applicable exchange offer procedures. We will issue exchange notes as part of the applicable exchange offer only after timely receipt of your unregistered notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your unregistered notes, please allow sufficient time to ensure timely delivery. If we do not receive your unregistered notes, letter of transmittal and other required documents by the expiration date of the applicable exchange offer, we will not accept your unregistered notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of unregistered notes for exchange. If there are defects or irregularities with respect to your tender of unregistered notes, we will not accept your unregistered notes for exchange.

Some persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in no action letters with third parties unrelated to us, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act so long as the conditions described in “The Exchange Offers — Resale of Exchange Notes” are satisfied. However, in some instances, including those described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with certain prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the Company

The downturn in the U.S. economy may continue to have an adverse impact on our operating results.

A weak economy generally results in decreases in the volumes of waste generated. In 2009, weakness in the U.S. economy had a negative effect on our revenue, operating results and operating cash flows. The current and previous economic slowdowns have negatively impacted the portion of our collection business servicing the manufacturing and construction industries and our proceeds from sales of recycled commodities. As a result of the global economic crisis, we may experience the negative effects of increased competitive pricing pressure and customer turnover as well. We cannot assure you that worsening economic conditions or a prolonged or recurring recession will not have a significant adverse impact on our consolidated financial condition, results of operations or cash flows. Further, we cannot assure you that an improvement in economic conditions will result in an immediate, or any, improvement in our consolidated financial condition, results of operations or cash flows.

The downturn in the U.S. economy may expose us to credit risk for amounts due from governmental agencies, large national accounts and others.

The weak U.S. economy has reduced the amount of taxes collected by various governmental agencies. We provide services to a number of these agencies including numerous municipalities. These governmental agencies may suffer financial difficulties resulting from a decrease in tax revenue and may ultimately be unable or unwilling to pay amounts owed to us. In addition, the weak economy may cause other customers, including our large national accounts, to suffer financial difficulties and ultimately to be unable or unwilling to pay amounts owed to us. This could have a negative impact on our consolidated financial condition, results of operations and cash flows.

The downturn in the U.S. economy and in the financial markets could expose us to counter-party risk associated with our derivatives.

To reduce our exposure to fluctuations in various commodities and interest rates, we have entered into a number of derivative agreements. These derivative agreements require us or the counter-party to such agreements to make payments to the other party if the price of certain commodities or interest rates vary from a specified amount. A continued downturn in the U.S. economy or in the financial markets could adversely impact the financial stability of the counter-parties with which we do business, potentially limiting their ability to fulfill their obligations under our derivative agreements. This could have a negative impact on our consolidated financial condition, results of operations and cash flows.

The waste industry is highly competitive and includes competitors that may have greater financial and operational resources, flexibility to reduce prices and other competitive advantages that could make it difficult for us to compete effectively.

We principally compete with large national waste management companies, municipalities and numerous regional and local companies for collection and disposal accounts. Competition for collection accounts is primarily based on price and the quality of services. Competition for disposal business is primarily based on disposal costs, geographic location and quality of operations. Some of our competitors may have greater financial and operational resources than us. Many counties and municipalities that operate their own waste collection and disposal facilities have the benefits of tax revenue or tax-exempt financing. Our ability to obtain solid waste volume for our landfills may also be limited by the fact that some major collection companies also own or operate landfills to which they send their waste. In markets in which we do not own or operate a landfill, our collection operations may operate at a disadvantage to fully integrated competitors. As a result of these factors, we may have difficulty competing effectively from time to time or in certain markets. If we were to lower prices to address these competitive issues, it could negatively impact our revenue growth and profitability.

Price increases may not be adequate to offset the impact of increased costs and may cause us to lose volume.

We seek to secure price increases necessary to offset increased costs (including fuel and environmental costs), to improve operating margins and to obtain adequate returns on our substantial investments in assets such as our landfills. From time to time, our competitors may reduce their prices in an effort to expand their market share. Contractual, general economic or market-specific conditions may also limit our ability to raise prices. As a result, we may be unable to offset increases in costs, improve our operating margins and obtain adequate investment returns through price increases. We may also lose volume to lower-cost competitors.

Increases in the cost of fuel or petrochemicals will increase our operating expenses, and we cannot assure you that we will be able to recover fuel or oil cost increases from our customers.

We depend on fuel to run our collection and transfer trucks and other equipment used for collection, transfer, and disposal. We buy fuel in the open market. Fuel prices are unpredictable and can fluctuate significantly based on events beyond our control, including geopolitical developments, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, supply and demand for oil and gas, war, terrorism and unrest in oil-producing countries, and regional production patterns. We may not be able to offset such volatility through fuel surcharges. For example, our fuel costs were $349.8 million in 2009, representing 4.3% of our revenue compared to $235.3 million in 2008, representing 6.4% of our revenue. This decrease in fuel costs as a percent of revenue primarily reflects a decrease in the price of fuel.

In order to manage our exposure to volatility in fuel prices, we have entered into multiple swap agreements whereby we receive or make payments to counter-parties if the price of fuel varies from a specified amount. However, we do not hedge our entire fuel usage. During 2009, only 6.4% of our fuel purchases were hedged.

Over the last several years, regulations have been adopted mandating the reduction of vehicle tail pipe emissions and, in October 2009, the EPA indicated it will establish the first U.S. standards for greenhouse gas emissions from automobiles. The regulations could affect the type of fuel our trucks use and could materially increase the cost and consumption of our fuel. Our operations also require the use of products (such as liners at our landfills) whose costs may vary with the price of petrochemicals. An increase in the price of petrochemicals could increase the cost of those products, which would increase our operating and capital costs. We are also susceptible to increases in indirect fuel surcharges from our vendors.

Fluctuations in prices for recycled commodities that we sell to customers may adversely affect our consolidated financial condition, results of operations and cash flows.

We process recyclable materials such as paper, cardboard, plastics, aluminum and other metals for sale to third parties. Our results of operations may be affected by changing prices or market requirements for recyclable materials. The resale and purchase prices of, and market demand for, recyclable materials can be volatile due to changes in economic conditions and numerous other factors beyond our control. These fluctuations may affect our consolidated financial condition, results of operations and cash flows.

Adverse weather conditions may limit our operations and increase the costs of collection and disposal.

Our collection and landfill operations could be adversely impacted by extended periods of inclement weather, or by increased severity of weather and climate extremes resulting in the future from climate change, any of which could increase the volume of waste collected under our existing contracts (without corresponding compensation), interfere with collection and landfill operations, delay the development of landfill capacity or reduce the volume of waste generated by our customers. In addition, adverse weather conditions may result in the temporary suspension of our operations, which can significantly affect our operating results in the affected regions during those periods.

We currently have matters pending with the Internal Revenue Service (the “IRS”), which could result in large cash expenditures and could have a material adverse impact on our operating results and cash flows.

We are currently under examination by the IRS with regard to Allied’s federal income tax returns for tax years 2007 and 2008, and Allied’s 2000 through 2006 federal income tax returns are at appeals. Republic is under audit for its 2007 and 2008 federal income tax returns, and under examination for its 2008 federal income tax return.

During its examination of Allied’s 2002 tax year, the IRS asserted that a 2002 redemption of four partnership interests in waste-to-energy businesses should have been recharacterized as disguised sale transactions. This issue is currently before the Appeals Division of the IRS. The Company believes its position is supported by relevant technical authorities and strong business purpose and we intend to vigorously defend our position on this matter. The potential tax and interest through December 31, 2009 (to the extent unpaid) have been fully reserved in our consolidated balance sheet. A disallowance would not materially affect our consolidated results of operations; however, a deficiency payment would adversely impact our cash flow in the period the payment was made. The accrual of additional interest charges through the time this matter is resolved will affect our consolidated results of operations. In addition, the successful assertion by the IRS of penalty and penalty-related interest in connection with this matter could have a material adverse impact on our consolidated financial condition, results of operations and cash flows.

Additionally, during its examination of Allied’s 2000 through 2003 tax years, the IRS proposed that certain landfill costs be allocated to the collection and control of methane gas that is naturally emitted from landfills. The IRS’ position is that the methane gas emitted by a landfill constitutes a joint product resulting from landfill operations and, therefore, associated costs should not be expensed until the methane gas is sold or otherwise disposed. We believe we have several meritorious defenses, including the fact that methane gas is not actively produced for sale by us but rather arises naturally in the context of providing disposal services. Therefore, we believe that the resolution of this issue will not have a material adverse impact on our consolidated financial position, results of operations or cash flows.

For additional information on these matters, see Note 10, Income Taxes, to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009 and Note 8, Income Taxes, to our unaudited consolidated financial statements in Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Other matters may also arise in the course of tax audits that could adversely impact our consolidated financial condition, results of operations or cash flows.

We may be unable to execute our financial strategy.

Our ability to execute our financial strategy depends on our ability to maintain investment grade ratings on our senior debt. The credit rating process is contingent upon a number of factors, many of which are beyond our control. We cannot assure you that we will be able to maintain our investment grade ratings in the future. Our interest expense would increase and our ability to obtain financing on favorable terms may be adversely affected should we fail to maintain investment grade ratings.

Our financial strategy is also dependent on our ability to generate sufficient cash flow to reinvest in our existing business, fund internal growth, acquire other solid waste businesses, pay dividends, reduce indebtedness and minimize borrowings, and take other actions to enhance shareholder value. We cannot assure you that: we will be successful in executing our broad-based pricing program; we will generate sufficient cash flow to execute our financial strategy; we will be able to pay cash dividends at our present rate, that we will be able to increase the amount of such dividends, or that we will be able to reinstitute our share repurchase program.

A downgrade in our bond ratings could adversely affect our liquidity by increasing the cost of debt and financial assurance instruments.

While downgrades of our bond ratings may not have an immediate impact on our cost of debt or liquidity, they may impact our cost of debt and liquidity over the near to medium term. If the rating agencies downgrade our debt, this may increase the interest rate we must pay to issue new debt, and it may even make it prohibitively expensive for us to issue new debt. If our debt ratings are downgraded, future access to financial assurance markets at a reasonable cost, or at all, also may be adversely impacted.

The solid waste industry is a capital-intensive industry and the amount we spend on capital expenditures may exceed current expectations, which could require us to obtain additional funding for our operations or impair our ability to grow our business.

Our ability to remain competitive and to grow and expand our operations largely depends on our cash flow from operations and access to capital. If our capital efficiency programs are unable to offset the impact of inflation and business growth, it may be necessary to increase the amount we spend. Additionally, if we make acquisitions or further expand our operations, the amount we expend on capital, capping, closure, post-closure and environmental remediation expenditures will increase. Our cash needs also will increase if the expenditures for capping, closure, post-closure and remediation activities increase above our current estimates, which may occur over a long period due to changes in federal, state or local government requirements and other factors beyond our control. Increases in expenditures would negatively impact our cash flows.

Over the last several years, regulations have been adopted mandating the reduction of vehicle tail pipe emissions. These regulations have caused some increases in the costs of the collection vehicles we buy. The EPA recently has indicated it intends to adopt further regulations addressing greenhouse gas emissions from automobiles. As a result, we could experience an increase in capital costs. This also could cause an increase in vehicle operating costs or a reduction in operating efficiency. We may reduce the number of vehicles we purchase until manufacturers adopt the new standards to increase efficiency.

We may be unable to obtain or maintain required permits or to expand existing permitted capacity of our landfills, which could decrease our revenue and increase our costs.

We cannot assure you that we will successfully obtain or maintain the permits we require to operate our business because permits to operate non-hazardous solid waste landfills and to expand the permitted capacity of existing landfills have become more difficult and expensive to obtain and maintain. Permits often take years to obtain as a result of numerous hearings and compliance requirements with regard to zoning, environmental and other regulations. These permits are also often subject to resistance from citizen or other groups and other political pressures. Local communities and citizen groups, adjacent landowners or governmental agencies may oppose the issuance of a permit or approval we may need, allege violations of the permits under which we currently operate or laws or regulations to which we are subject, or seek to impose liability on us for environmental damage. Responding to these challenges has, at times, increased our costs and extended the time associated with establishing new facilities and expanding existing facilities. In addition, failure to receive regulatory and zoning approval may prohibit us from establishing new facilities, maintaining permits for our facilities or expanding existing facilities. Our failure to obtain the required permits to operate our non-hazardous solid waste landfills could have a material adverse impact on our consolidated financial condition, results of operations and cash flows. In addition, we may have to dispose collected waste at landfills operated by our competitors or haul the waste long distances at a higher cost to one of our landfills, either of which could significantly increase our waste disposal costs.

The waste industry is subject to extensive government regulation, and existing or future regulations may restrict our operations, increase our costs of operations or require us to make additional capital expenditures.

If we inadequately accrue for landfill capping, closure and post-closure costs, our financial condition and results of operations may be adversely affected.

A landfill must be closed and capped, and post-closure maintenance commenced, once the permitted capacity of the landfill is reached and additional capacity is not authorized. We have significant financial obligations relating to capping, closure and post-closure costs at our existing owned or operated landfills, and will have material financial obligations with respect to any future owned or operated landfills. We establish accruals for the estimated costs associated with capping, closure and post-closure financial obligations. We could underestimate such accruals, and our financial obligations for capping, closure or post-closure costs could exceed the amount accrued or amounts otherwise receivable pursuant to trust funds established for this purpose. Such a shortfall could result in significant unanticipated charges to income. Additionally, if a landfill is required to be closed earlier than expected or its remaining airspace is reduced for any other reason, the accruals for capping, closure and post-closure could be required to be accelerated, which could have a material adverse impact on our consolidated financial condition, results of operations and cash flows.

We cannot assure you that we will continue to operate our landfills at current volumes due to the use of alternatives to landfill disposal caused by state requirements or voluntary initiatives.

Most of the states in which we operate landfills require counties and municipalities to formulate comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting and recycling, or other programs. Some state and local governments mandate waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard waste, at landfills. Although such actions are useful in protecting our environment, these actions, as well as voluntary private initiatives by customers to reduce waste or seek disposal alternatives, have and may in the future reduce the volume of waste going to landfills in certain areas. If this occurs, we cannot assure you that we will be able to operate our landfills at their current volumes or charge current prices for landfill disposal services due to the decrease in demand for such services.

The possibility of landfill and transfer station site development projects, expansion projects or pending acquisitions not being completed or certain other events could result in a material charge to income.

We capitalize certain expenditures relating to development, expansion and other projects. If a facility or operation is permanently shut down or determined to be impaired, or a development or expansion project is not completed or is determined to be impaired, we will charge any unamortized capitalized expenditures to income relating to such facility or project that we are unable to recover through sale, transfer or otherwise. In future periods, we may incur charges against earnings in accordance with this policy, or other events may cause impairments. Such charges could have a material adverse impact on our consolidated financial condition, results of operations and cash flows.

We are subject to costly environmental regulations and flow-control regulations that may affect our operating margins, restrict our operations and subject us to additional liability.

Complying with laws and regulations governing the use, treatment, storage, transfer and disposal of solid and hazardous wastes and materials, air quality, water quality and the remediation of contamination associated with the release of hazardous substances is costly. Laws and regulations often require us to enhance or replace our equipment and to modify landfill operations or initiate final closure of a landfill. We cannot assure you that we will be able to implement price increases sufficient to offset the costs of complying with these laws and regulations. In addition, environmental regulatory changes could accelerate or increase expenditures for capping, closure and post-closure, and environmental and remediation activities at solid waste facilities and obligate us to spend sums in addition to those presently accrued for such purposes.

Our collection, transfer, and landfill operations are, and may in the future continue to be, affected by state or local laws or regulations that restrict the transportation of solid waste across state, county or other jurisdictional lines. Such laws and regulations could negatively affect our operations, resulting in declines in landfill volumes and increased costs of alternate disposal.

In addition to the costs of complying with environmental regulations, we incur costs to defend against litigation brought by government agencies and private parties who may allege we are in violation of our permits and applicable environmental laws and regulations, or who assert claims alleging environmental damage, personal injury or property damage. As a result, we may be required to pay fines or implement corrective measures, or we may have our permits and licenses modified or revoked. A significant judgment against us, the loss of a significant permit or license, or the imposition of a significant fine could have a material adverse impact on our consolidated financial condition, results of operations and cash flows. We establish accruals for our estimates of the costs associated with our environmental obligations. We could underestimate such accruals and remediation costs could exceed amounts accrued. Such shortfalls could result in significant unanticipated charges to income.

Regulation of greenhouse gas emissions could impose costs on our operations, the magnitude of which we cannot yet estimate.

Efforts to curtail the emission of greenhouse gases (GHGs), to ameliorate the effect of climate change, continue to advance on the federal, regional, and state level. Our landfill operations emit methane, identified as a GHG. In June 2009, the U.S. House of Representatives passed a bill that would regulate GHGs comprehensively. While the centerpiece of that bill would be a GHG emission allowance cap-and-trade system, landfills would not be compelled to hold allowances for their GHG emissions. Rather, they would be subject to certain further emission controls to be determined through administrative rule-making. Senate passage of counterpart legislation, and whether such legislation would treat landfills in the same manner, is uncertain. Should comprehensive federal climate change legislation be enacted, we expect it to impose costs on our operations, the materiality of which we cannot predict.

Absent comprehensive federal legislation to control GHG emissions, EPA is moving ahead administratively under its existing Clean Air Act authority. In October 2009, EPA published a Proposed Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule (“PSD tailoring rule”). The proposed rule would set new thresholds for GHG emissions that define when Clean Air Act permits would be required and would “tailor” these programs to limit which facilities would be required to obtain permits. EPA’s legal authority to “tailor” this rule in the manner it proposed has been challenged. If finalized as proposed, many of our landfills would be subject to the PSD tailoring rule, which could require permit amendments and additional emission controls. In December 2009, EPA finalized its finding that six GHGs endanger public health. While EPA made its finding in the context of regulating air emissions from motor vehicles, other Clean Air Act provisions appear to compel EPA to make comparable findings for stationary sources, such as landfills. We cannot predict the requirements or effective date of stationary source rules that might apply to landfills as a result of this endangerment finding and, accordingly, we cannot assure you that further developments in this area will not have a material effect on our landfill operations or on our consolidated financial condition, results of operations or cash flows.

We may have potential environmental liabilities that are not covered by our insurance. Changes in insurance markets also may impact our financial results.

We may incur liabilities for the deterioration of the environment as a result of our operations. We maintain high deductibles for our environmental liability insurance coverage. If we were to incur substantial liability for environmental damage, our insurance coverage may be inadequate to cover such liability. This could have a material adverse impact on our consolidated financial condition, results of operations and cash flows.

Also, due to the variable condition of the insurance market, we may experience future increases in self- insurance levels as a result of increased retention levels and increased premiums. As we assume more risk for self- insurance through higher retention levels, we may experience more variability in our self-insurance reserves and expense.

Despite our efforts, we may incur additional hazardous substances liability in excess of amounts presently known and accrued.

We are a potentially responsible party at many sites under CERCLA, which provides for the remediation of contaminated facilities and imposes strict, joint and several liability for the cost of remediation on current owners and operators of a facility at which there has been a release or a threatened release of a “hazardous substance,” on parties who were site owners and operators at the time hazardous substances were disposed of, and on persons who arrange for the disposal of such substances at the facility (i.e., generators of the waste and transporters who selected the disposal site). Hundreds of substances are defined as “hazardous” under CERCLA and their presence, even in minute amounts, can result in substantial liability. Notwithstanding our efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, we may have additional liability under CERCLA or similar laws in excess of our current reserves because such substances may be present in waste collected by us or disposed of in our landfills, or in waste collected, transported or disposed of in the past by companies we have acquired. Actual costs for these liabilities could be significantly greater than amounts presently accrued for these purposes, which could have a material adverse impact on our consolidated financial position, results of operations and cash flows.

Currently pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements.

We are, and from time to time become, involved in lawsuits, regulatory inquiries, and governmental and other legal proceedings arising out of the ordinary course of our business. Many of these matters raise difficult and complicated factual and legal issues and are subject to uncertainties and complexities. The timing of the final resolutions to lawsuits, regulatory inquiries, and governmental and other legal proceedings is uncertain. Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments, adversely affecting our consolidated financial condition, results of operations and cash flows.

We may be unable to manage our growth effectively.

Our growth strategy places significant demands on our financial, operational and management resources. To continue our growth, we may need to add administrative and other personnel, and will need to make additional investments in operations and systems. We cannot assure you that we will be able to find and train qualified personnel, or do so on a timely basis, or expand our operations and systems to the extent, and in the time, required.

We may be unable to execute our acquisition growth strategy.

Our ability to execute our growth strategy depends in part on our ability to identify and acquire desirable acquisition candidates as well as our ability to successfully consolidate acquired operations into our business. The consolidation of our operations with those of acquired companies may present significant challenges to our management. In addition, competition among our competitors for acquisition candidates may prevent us from acquiring certain acquisition candidates. As such, we cannot assure you that:

•	desirable acquisition candidates exist or will be identified;

•	we will be able to acquire any of the candidates identified;

•	we will effectively consolidate companies we acquire; or

•	any acquisitions will be profitable or accretive to our earnings.

If any of the aforementioned factors force us to alter our growth strategy, our growth prospects could be adversely affected.

Businesses we acquire may have undisclosed liabilities.

In pursuing our acquisition strategy, our due diligence investigations of the acquisition candidates may fail to discover certain undisclosed liabilities of the acquisition candidates. If we acquire a company having undisclosed liabilities such as environmental, remediation or contractual, as a successor owner we may be responsible for such undisclosed liabilities. We expect to try to minimize our exposure to such liabilities by conducting due diligence, by obtaining indemnification from each of the sellers of the acquired companies, by deferring payment of a portion of the purchase price as security for the indemnification and by acquiring only specified assets. However, we cannot assure you that we will be able to obtain indemnification or that any indemnification obtained will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any undisclosed liabilities arising from our acquisitions.

Our consolidated financial statements are based on estimates and assumptions that may differ from actual results.

Our consolidated financial statements have been prepared in accordance with U.S. GAAP and necessarily include amounts based on estimates and assumptions made by management. Actual results could differ from these amounts. Significant items requiring management to make subjective or complex judgments about matters that are inherently uncertain include the carrying value of long-lived assets, the depletion and amortization of landfill development costs, accruals for final capping, closure and post-closure costs, valuation allowances for accounts receivable and deferred tax assets, liabilities for potential litigation, claims and assessments, and liabilities for environmental remediation, employee benefit and pension plans, deferred taxes, uncertain tax positions and self- insurance.

We cannot assure you that the liabilities recorded for landfill and environmental costs will be adequate to cover the requirements of existing environmental regulations, future changes to or interpretations of existing regulations, or the identification of adverse environmental conditions previously unknown to management.

The introduction of new accounting rules, laws or regulations could adversely impact our results of operations.

Complying with new accounting rules, laws or regulations could adversely impact our financial condition, results of operations or cash flows, or cause unanticipated fluctuations in our results of operations in future periods.

We may be subject to workforce influences, including work stoppages, which could increase our operating costs and disrupt our operations.

As of December 31, 2009, approximately 27% of our workforce was represented by various local labor unions. If our unionized workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations and an increase in our operating costs, which could have an adverse impact on our consolidated financial condition, results of operations and cash flows. In addition, if a greater percentage of our workforce becomes unionized, our business and financial results could be materially and adversely impacted due to the potential for increased operating costs.

Our obligation to fund multi-employer pension plans to which we contribute may have an adverse impact on us.

We contribute to at least 25 multi-employer pension plans covering at least 17% of our current employees. We do not administer these plans and generally are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006 (the PPA) requires under-funded pension plans to improve their funding ratios. Based on the information available to us, we believe that some of the multi-employer plans to which we contribute are either “critical” or “endangered” as those terms are defined in the PPA. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans and, therefore, have not recorded any related liabilities. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, or in the event of a withdrawal by us (which we consider from time to time) or a mass withdrawal of contributing employers (each, a “Withdrawal Event”), we would be required to make payments to the plan for our proportionate share of the plan’s unfunded vested liabilities. We cannot assure you that there will not be a Withdrawal Event with respect to any of the multi-employer pension plans to which we contribute or that, in the event of such a Withdrawal Event, the amounts we would be required to contribute would not have a material adverse impact on our consolidated financial condition, results of operations and cash flows.

The costs of providing for pension benefits and related funding requirements are subject to changes in pension fund values and fluctuating actuarial assumptions, and may have a material adverse impact on our results of operations and cash flows.

We sponsor a defined benefit pension plan which is funded with trustee assets invested in a diversified portfolio of debt and equity securities. Our costs for providing such benefits and related funding requirements are subject to changes in the market value of plan assets. Our pension expenses and related funding requirements are also subject to various actuarial calculations and assumptions, which may differ materially from actual results due to changing market and economic conditions, interest rates and other factors. A significant increase in our pension obligations and funding requirements could have a material adverse impact on our consolidated financial condition, results of operations and cash flows.

The loss of key personnel could have a material adverse effect on our consolidated financial condition, results of operations, cash flows and growth prospects.

Our future success depends on the continued contributions of several key employees and officers. The loss of the services of key employees and officers, whether such loss is through resignation or other causes, or the inability to attract additional qualified personnel, could have a material adverse effect on our financial condition, results of operations, cash flows and growth prospects.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the three months ended March 31, 2010 and for each of the years ended December 31, 2009, 2008, 2007, 2006 and 2005. It should be noted that on December 5, 2008 we acquired all the issued and outstanding shares of Allied in a stock-for-stock transaction for an aggregate purchase price of $12.1 billion, which included approximately $5.4 billion of debt, at fair value. For the purpose of computing these ratios, the numerator, earnings, consists of income from continuing operations before provision for income taxes plus interest expense and an estimate of interest within rent expense divided by the denominator, fixed charges, which consists of interest expense including amounts capitalized and an estimate of interest within rent expense.

	Three Months
	Ended
	March 31,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	1.83	2.39	2.14	5.63	5.35	5.72

USE OF PROCEEDS

The exchange offers are intended to satisfy our obligations under the registration rights agreements for the unregistered notes. We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offers. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive a like principal amount of the unregistered notes, the terms of which are identical in all material respects to the exchange notes, except as otherwise noted in this prospectus. We will retire and cancel all of the unregistered notes tendered in the exchange offers. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness or capitalization.

THE EXCHANGE OFFERS

Purpose and Effect of Exchange Offers; Registration Rights

We and the guarantors entered into a registration rights agreement with the initial purchasers of each series of unregistered notes on September 8, 2009 (in the case of the 2019 notes), November 25, 2009 (in the case of the 2021 notes) and March 4, 2010 (in the case of the 2020 notes and 2040 notes), pursuant to which we and the guarantors agreed, to the extent not prohibited by any applicable law or applicable interpretations of the staff of the SEC, for the benefit of the holders of the unregistered notes, that on or before September 8, 2010 (in the case of the 2019 notes), or November 25, 2010 (in the case of the 2020 notes, 2021 notes and 2040 notes), we would, at our own expense, use our reasonable best efforts to:

•	file a registration statement (which we refer to as an exchange offer registration statement) with respect to a registered exchange offer (which we refer to as an exchange offer) to exchange the unregistered notes for new notes with terms substantially identical in all material respects with the unregistered notes (except that the exchange notes will not contain transfer restrictions);

•	cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act; and

•	consummate the exchange offer.

In addition, we agreed to keep each exchange offer open for at least 20 business days after the date that we deliver notice of the exchange offer to the holders of the unregistered notes and to use our reasonable best efforts to cause each exchange offer to be consummated not later than 60 days after the date on which the exchange offer registration statement becomes effective. The exchange notes are being offered under this prospectus to satisfy our obligations under the registration rights agreements.

If you participate in the exchange offers, you will, with limited exceptions, receive exchange notes that are freely tradable and not subject to restrictions on transfer. You should read the information in this prospectus under the heading “— Resale of Exchange Notes” for more information relating to your ability to transfer exchange notes.

No exchange offer is being made to, nor will we accept tenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

If you are eligible to participate in an exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights. In that case, your unregistered notes may continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration

In the registration rights agreements, we agreed that in the event that:

•	any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the applicable exchange offer;

•	for any other reason the applicable exchange offer is not consummated on or before September 8, 2010 (in the case of the 2019 notes), or November 25, 2010 (in the case of the 2020 notes, 2021 notes and 2040 notes);

•	under certain circumstances, the initial purchasers shall so request; or

•	any holder of notes (other than the initial purchasers) is not eligible to participate in the exchange offer,

then we and the guarantors will, at our expense, (i) within 60 days after such filing obligation arises (but in no event earlier than July 5, 2010 (in the case of the 2019 notes) or September 21, 2010 (in the case of the 2020 notes, 2021 notes and 2040 notes)), file with the SEC a shelf registration statement covering resales of the unregistered notes, (ii) use our reasonable best efforts to cause the shelf registration statement to be declared effective within 120 days after such filing obligation arises (but in no event earlier than September 8, 2010 (in the case of the 2019 notes), or November 25, 2010 (in the case of the 2020 notes, 2021 notes and 2040 notes)) and (iii) use our reasonable best efforts to keep the shelf registration statement effective for a period of at least one year following the effective date of such shelf registration statement (or shorter period that will terminate when all the notes covered by such shelf registration statement have been sold pursuant to such shelf registration statement).

We will, in the event of the filing of the shelf registration statement, provide to each holder of the unregistered notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the unregistered notes. A holder of unregistered notes that sells its unregistered notes pursuant to the shelf registration statement generally (a) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (b) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (c) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the unregistered notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their unregistered notes included in the shelf registration statement and to benefit from the provisions regarding additional interest described below.

Additional Interest

If we have not exchanged the exchange notes for all unregistered notes validly tendered in accordance with the terms of an exchange offer on or before September 8, 2010 (in the case of the 2019 notes), or November 25, 2010 (in the case of the 2020 notes, 2021 notes and 2040 notes), or, if applicable, a shelf registration statement covering resales of the unregistered notes has not been filed within 60 days of the date such obligation arises (but in no event earlier than July 5, 2010 (in the case of the 2019 notes) or September 21, 2010 (in the case of the 2020 notes, 2021 notes and 2040 notes)), or the shelf registration statement has not been declared effective within 120 days of the date such obligation arises (but in no event earlier than September 8, 2010 (in the case of the 2019 notes), or November 25, 2010 (in the case of the 2020 notes, 2021 notes and 2040 notes)), or such shelf registration statement ceases to be effective at any time during the shelf registration period, then, upon the occurrence of any of such events, additional interest shall accrue on the principal amount of the unregistered notes at a rate of 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.0% per annum thereafter, until the exchange offer is completed, the shelf registration statement is filed or declared effective or, if such shelf registration statement ceased to be effective, again becomes effective.

The exchange offers are intended to satisfy our exchange offer obligations under the registration rights agreements. The exchange notes will not have rights to additional interest as set forth above, upon the consummation of the applicable exchange offer. The above summary of the registration rights agreements is not complete and is subject to, and qualified by reference to, all the provisions of the applicable registration rights agreement. A copy of each registration rights agreement is an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of the applicable series of unregistered notes. You may tender some or all of your unregistered notes only in minimum denominations of $2,000 and larger integral multiples of $1,000. As of the date of this prospectus, $850,000,000 aggregate principal amount of the unregistered 5.00% notes due 2020, $600,000,000 aggregate principal amount of the unregistered 5.25% notes due 2021, $650,000,000 aggregate principal amount of the unregistered 5.50% notes due 2019 and $650,000,000 aggregate principal amount of the unregistered 6.20% notes due 2040 notes are outstanding.

The terms of each series of the exchange notes to be issued are substantially similar to the applicable series of unregistered notes, except that the offering of the exchange notes will have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. In addition, the exchange notes will not have registration rights and will not have rights to additional interest. Each series of exchange notes will be issued under and be entitled to the benefits of the applicable indenture pursuant to which the applicable series of unregistered notes were issued.

In connection with the issuance of the unregistered notes, we arranged for the unregistered notes to be issued and transferable in book-entry form through the facilities of DTC. The exchange notes will also be issuable and transferable in book-entry form through DTC.

There will be no fixed record date for determining the eligible holders of the unregistered notes that are entitled to participate in the exchange offers. We will be deemed to have accepted for exchange validly tendered unregistered notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the applicable exchange agent. The applicable exchange agent will act as agent for the tendering holders of unregistered notes for the purpose of receiving exchange notes from us and delivering them to such holders.

If any tendered unregistered notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted unregistered notes will be returned, without expenses, to the tendering holder thereof promptly after the expiration of the applicable exchange offer.

Holders of unregistered notes who tender in an exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes for exchange notes pursuant to an exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offers. It is important that you read the section “Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Any unregistered notes which holders do not tender or which we do not accept in the exchange offers will remain outstanding and continue to accrue interest and may be subject to restrictions on transfer under the Securities Act. We will not have any obligation to register the offer or sale of such unregistered notes under the Securities Act. Holders wishing to transfer unregistered notes would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the Exchange Offers

You must tender your unregistered notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offers. Notwithstanding any other provision of any exchange offer, or any extension of any exchange offer, we will not be required to accept for exchange any unregistered notes, and may amend or terminate any exchange offer if:

•	the applicable exchange offer, or the making of any exchange by a holder of unregistered notes, violates applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the applicable exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; and

•	any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated, which, in our good faith determination, does not permit us to effect the applicable exchange offer.

Expiration Date; Extensions; Amendment; Termination

The exchange offers will expire at 5:00 p.m., New York City time, on August 2, 2010, unless we, in our sole discretion, extend any of them. In the case of any extension, we will notify the applicable exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will also notify the registered holders of the applicable unregistered notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any unregistered senior note due to an extension of the exchange offer;

•	waive any condition of any exchange offer; and

•	amend the terms of any exchange offer in any manner.

We will give oral or written notice of any non-acceptance or amendment to the registered holders of the applicable unregistered notes as promptly as practicable. If we consider an amendment to an exchange offer to be material, we will promptly inform the registered holders of the applicable unregistered notes of such amendment in a reasonable manner.

If we determine, in our sole discretion, that any of the events or conditions described in “— Conditions of the Exchange Offers” has occurred, we may terminate any exchange offer. We may:

•	refuse to accept any unregistered notes and return to the holders any unregistered notes that have been tendered;

•	extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders to withdraw their tendered unregistered notes; or

•	waive the condition with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If any such waiver constitutes a material change in any exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of the applicable unregistered notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the applicable unregistered notes, if the exchange offer would otherwise expire during that period.

Any determination by us concerning the events described above will be final and binding upon the parties. Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of an exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

We will pay interest on the exchange notes semi-annually on March 1 and September 1, commencing September 1, 2010 (in the case of the 2020 exchange notes and 2040 exchange notes), May 15 and November 15, commencing November 15, 2010 (in the case of the 2021 exchange notes), and March 15 and September 15, commencing September 15, 2010 (in the case of the 2019 exchange notes). Holders of unregistered notes whose unregistered notes are accepted for exchange in the exchange offers will be deemed to have waived the right to receive any payment in respect of interest on the unregistered notes accrued from the date of issuance or the last interest payment date, as applicable. Consequently, holders who exchange their unregistered notes for exchange notes will receive the same interest payment on the next interest payment date with respect to the unregistered notes and the first interest payment date with respect to the exchange notes following consummation of the exchange offers that they would have received if they had not accepted the exchange offer.

Resale of Exchange Notes

Under existing interpretations of the Securities Act by the SEC contained in several no action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of unregistered notes, as set forth below). However, any purchaser of notes who is an “affiliate” of us or any guarantor and any purchaser of notes who intends to participate in any exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC;

•	will not be able to tender its unregistered notes in any exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

In addition, in connection with any resales of exchange notes, any broker dealer, which we refer to as a Participating Broker Dealer, which acquired the unregistered notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes with this prospectus. If we receive notice from one or more Participating Broker Dealers in connection with an exchange offer or within 20 days after consummation of the exchange offer that such Participating Broker Dealer is exchanging or has exchanged notes acquired for the account of such Participating Broker Dealer as a result of market-making or other trading activities, we will agree to make available for a period of up to 180 days after consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any Participating Broker Dealer and any other persons with similar prospectus delivery requirements for use in connection with any resale of exchange notes. A Participating Broker Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations thereunder).

Each holder of the unregistered notes who wishes to exchange their notes for exchange notes in an exchange offer will be required to make certain representations, including representations that:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes; and

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of us or any guarantor.

Upon consummation of the exchange offer, the exchange notes will have different CUSIP and ISIN numbers from the unregistered notes.

Procedures for Tendering

The term “holder” with respect to the exchange offers means any person in whose name unregistered notes are registered on our agent’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered notes are held of record by DTC who desires to deliver such unregistered notes by book-entry transfer at DTC.

Except in limited circumstances, only a DTC participant listed on a DTC notes position listing with respect to the applicable unregistered notes may tender its unregistered notes in an exchange offer. To tender unregistered notes in an exchange offer:

•	holders of unregistered notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under “— Book-Entry Transfer” and in the letter of transmittal.

In addition:

•	the applicable exchange agent must receive any corresponding certificate or certificates representing the applicable unregistered notes along with the letter of transmittal; or

•	the applicable exchange agent must receive, before expiration of the applicable exchange offer, a timely confirmation of book-entry transfer of applicable unregistered notes into the applicable exchange agent’s account at DTC according to standard operating procedures for electronic tenders described below and a properly transmitted agent’s message described below.

The tender by a holder of unregistered notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the unregistered notes held by a holder of unregistered notes are tendered, a tendering holder should fill in the amount of unregistered notes being tendered in the specified box on the letter of transmittal. The entire amount of unregistered notes delivered to the applicable exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of unregistered notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book Entry Transfer,” to the applicable exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the applicable exchange offer. No letter of transmittal or unregistered notes should be sent to us but must instead be delivered to the applicable exchange agent. Delivery of documents to DTC in accordance with their procedures will not constitute delivery to the applicable exchange agent.

If you are a beneficial owner of unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either:

•	make appropriate arrangements to register ownership of the unregistered notes in your name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and might not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal as described in “— Withdrawal of Tenders” below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the unregistered notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed therein, the applicable unregistered notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the applicable unregistered notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the applicable unregistered notes. If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all unregistered notes not validly tendered or any unregistered notes the acceptance of which would, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any irregularities or conditions of tender as to particular unregistered notes; provided that any waiver of a condition of tender will apply to all unregistered notes and not only to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offers (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as we will determine. However, all conditions must be satisfied or waived prior to the expiration of the exchange offer (as extended, if applicable). Neither we, the applicable exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered notes nor shall any of them incur any liability for failure to give such notification. Tenders of unregistered notes will not be deemed to have been made until such irregularities have been cured or waived. Any unregistered notes received by the applicable exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the applicable exchange agent to the tendering holder of such unregistered notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

In addition, we reserve the right in our sole discretion to (1) purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date, and (2) to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offers.

Book-Entry Transfer

We understand that the applicable exchange agent will make a request promptly after the date of this document to establish an account with respect to the applicable unregistered notes at DTC for the purpose of facilitating the applicable exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the applicable exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. The exchange for tendered unregistered notes will only be made after a timely confirmation of a book-entry transfer of the unregistered notes into the applicable exchange agent’s account at DTC, and timely receipt by the applicable exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC and received by the applicable exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering unregistered notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of unregistered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on August 2, 2010, the expiration date of the exchange offers.

For a withdrawal to be effective:

•	the applicable exchange agent must receive a written notice of withdrawal, which may be by facsimile transmission or letter, at the applicable address set forth below under “Exchange Agent”; or

•	for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the applicable exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the unregistered notes to be withdrawn;

•	identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount to be withdrawn;

•	be signed by the person who tendered the unregistered notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the unregistered notes are to be re-registered, if different from that of the withdrawing holder.

If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offers, and no exchange notes will be issued with respect thereto unless the unregistered notes so withdrawn are validly re-tendered. Properly withdrawn unregistered notes may be re-tendered by following the procedures described above under “Procedures for Tendering” at any time prior to the expiration of the applicable exchange offer.

Consequences of Failure to Exchange

If you do not tender your unregistered notes to be exchanged in the exchange offers, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.

Accordingly, they:

•	may be resold only if (1) registered pursuant to the Securities Act, (2) an exemption from registration is available or (3) neither registration nor an exemption is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

As a result of the restrictions on transfer of the unregistered notes, as well as the availability of the exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offers.

Exchange Agents

U.S. Bank National Association has been appointed as the exchange agent for the 2020 exchange notes, 2021 exchange notes and 2040 exchange notes. The Bank of New York Mellon Trust Company, N.A., has been appointed as the exchange agent for the 2019 exchange notes. Questions and requests for assistance relating to the exchange of the unregistered notes should be directed to the applicable exchange agent addressed as follows:

In the case of the 2020 exchange notes, 2021
exchange notes and 2040 exchanges notes:	In the case of the 2019 exchange notes:

By Mail:	By Mail:
U.S. Bank National Association West Side Flats Operations Center Attn: Rachel Muehlbauer 60 Livingston Avenue St. Paul, MN 55107	The Bank of New York Mellon Corporation Corporate Trust Operations Reorganization Unit 101 Barclay Street - 7 East New York, NY 10286 Attn: Ms. Diane Amoroso
By Overnight Mail or Courier:	By Overnight Mail or Courier:
U.S. Bank National Association West Side Flats Operations Center Attn: Rachel Muehlbauer 60 Livingston Avenue St. Paul, MN 55107	The Bank of New York Mellon Corporation Corporate Trust Operations Reorganization Unit 101 Barclay Street - 7 East New York, NY 10286 Attn: Ms. Diane Amoroso
By Facsimile (for Eligible Institutions Only):	By Facsimile (for Eligible Institutions Only):
(651) 495-8158	(212) 298-1915
For Information or Confirmation by Telephone:	For Information or Confirmation by Telephone:
(651) 495-3511	(212) 815-2742

Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offers. The principal solicitation for tenders pursuant to the exchange offers is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person or by telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offers. We, however, will pay the exchange agents reasonable and customary fees for its services and will reimburse each of the exchange agents for its related reasonable out-of-pocket expenses and accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing exchange notes or unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

•	tendered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the unregistered notes, which is the aggregate principal amount as reflected in our accounting records on the date of applicable exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. The exchange offers costs will be amortized as part of deferred financing costs over the life of the notes.

DESCRIPTION OF THE EXCHANGE NOTES

General

The 2020 exchange notes, 2021 exchange notes and 2040 exchange notes will be issued under an indenture, dated as of November 25, 2009, as supplemented by the First Supplemental Indenture, dated as of November 25, 2009, the Second Supplemental Indenture and the Third Supplemental Indenture, each dated March 4, 2010, among the Company, as issuer, the guarantors named therein and U.S. Bank National Association, as trustee (collectively, the “U.S. Bank Indenture”). The 2019 exchange notes will be issued under an indenture, dated as of September 8, 2009, as supplemented by the First Supplemental Indenture, dated as of September 8, 2009, among the Company, as issuer, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “BNY Mellon Indenture”, and together with the U.S. Bank Indenture, the “indentures”). The term “notes” refers collectively to the exchange notes and the unregistered notes.

In the discussion that follows, we summarize the material provisions of the indenture. Whenever particular provisions or defined terms in the indenture are referred to in this offering memorandum, these provisions or defined terms are incorporated by reference in this offering memorandum. References, in this section only, to the “Company” refer to Republic Services, Inc., exclusive of our subsidiaries. Since our discussion of indenture provisions is only a summary, the Company urges you to read the applicable indenture because it, and not this description, defines your rights as a holder of the notes. The indentures have been filed as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information.”

Maturity, Principal and Interest

The 2020 exchange notes will:

•	be the Company’s unsecured unsubordinated obligations;

•	rank equally with all of the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding;

•	be senior to any of the Company’s subordinated indebtedness from time to time outstanding;

•	rank junior to the Company’s secured indebtedness from time to time outstanding to the extent of the value of the assets securing such indebtedness;

•	be effectively junior in right of payment to all existing and future liabilities, including trade payables, of those of the Company’s domestic subsidiaries that do not guarantee the notes and of any of the Company’s foreign subsidiaries, which will not guarantee the notes;

•	be initially limited to $850 million aggregate principal amount;

•	be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

•	mature on March 1, 2020; and

•	bear interest at a rate of 5.00% per annum, payable semiannually in arrears on March 1 and September 1 in each year (the “2020 interest payment dates”), commencing on September 1, 2010, to the person in whose name the note (or any predecessor note) is registered at the close of business on the February 15 or August 15 immediately preceding the relevant interest payment date.

The 2021 exchange notes will:

•	be the Company’s unsecured unsubordinated obligations;

•	rank equally with all of the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding;

•	be senior to any of the Company’s subordinated indebtedness from time to time outstanding;

•	rank junior to the Company’s secured indebtedness from time to time outstanding to the extent of the value of the assets securing such indebtedness;

•	be effectively junior in right of payment to all existing and future liabilities, including trade payables, of those of the Company’s domestic subsidiaries that do not guarantee the notes and of any of the Company’s foreign subsidiaries, which will not guarantee the notes;

•	be initially limited to $600 million aggregate principal amount;

•	be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

•	mature on November 15, 2021; and

•	bear interest at a rate of 5.25% per annum, payable semiannually in arrears on May 15 and November 15 in each year (the “2021 interest payment dates”), commencing November 15, 2010, to the person in whose name the note (or any predecessor note) is registered at the close of business on the May 1 or November 1 immediately preceding the relevant interest payment date.

The 2019 exchange notes will:

•	be the Company’s unsecured unsubordinated obligations;

•	rank equally with all of the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding;

•	be senior to any of the Company’s subordinated indebtedness from time to time outstanding;

•	rank junior to the Company’s secured indebtedness from time to time outstanding to the extent of the value of the assets securing such indebtedness;

•	be effectively junior in right of payment to all existing and future liabilities, including trade payables, of those of the Company’s domestic subsidiaries that do not guarantee the notes and of any of the Company’s foreign subsidiaries, which will not guarantee the notes;

•	be initially limited to $650 million aggregate principal amount;

•	be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

•	mature on September 15, 2019; and

•	bear interest at a rate of 5.50% per annum, payable semiannually in arrears on March 15 and September 15 in each year (the “2019 interest payment dates”), commencing on September 15, 2010, to the person in whose name the note (or any predecessor note) is registered at the close of business on the March 1 or September 1 immediately preceding the relevant interest payment date.

The 2040 exchange notes will:

•	be the Company’s unsecured unsubordinated obligations;

•	rank equally with all of the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding;

•	be senior to any of the Company’s subordinated indebtedness from time to time outstanding;

•	rank junior to the Company’s secured indebtedness from time to time outstanding to the extent of the value of the assets securing such indebtedness;

•	be effectively junior in right of payment to all existing and future liabilities, including trade payables, of those of the Company’s domestic subsidiaries that do not guarantee the notes and of any of the Company’s foreign subsidiaries, which will not guarantee the notes;

•	be initially limited to $650 million aggregate principal amount;

•	be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

•	mature on March 1, 2040; and

•	bear interest at a rate of 6.20% per annum, payable semiannually in arrears on March 1 and September 1 in each year (the “2040 interest payment dates”, and together with each of the 2020 interest payment dates, 2021 interest payment dates and 2019 interest payment dates, an “interest payment date”), commencing on September 1, 2010, to the person in whose name the note (or any predecessor note) is registered at the close of business on the February 15 or August 15 immediately preceding the relevant interest payment date.

Additional notes of the same class and series may be issued in one or more tranches from time to time, without notice to or the consent of the existing holders of the notes. Additional notes of the same class and series may not be fungible with the 2020 exchange notes, the 2021 exchange notes, the 2019 exchange notes and or the 2040 exchange notes for federal income tax purposes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees

The notes initially will be guaranteed, fully and unconditionally and jointly and severally, by all of the Company’s subsidiaries that guarantee the Company’s revolving credit facilities. Each guarantee will be a senior obligation of the guarantor, will rank equally with all unsecured and unsubordinated indebtedness of the guarantor from time to time outstanding, will rank senior to any subordinated indebtedness of the guarantor from time to time outstanding and will rank junior to any secured indebtedness of a guarantor from time to time outstanding to the extent of the value of the assets securing such indebtedness.

In accordance with the terms of the applicable indenture, each guarantee of a guarantor will be released in the following circumstances:

•	concurrently with the satisfaction and discharge of the applicable indenture in accordance with the terms of the applicable indenture;

•	concurrently with the defeasance or covenant defeasance of the applicable notes in accordance with the terms of the applicable indenture;

•	upon the consummation of any transaction (whether involving a sale or other disposition of securities, a merger or otherwise) whereby the guarantor ceases to be a Subsidiary of the Company; or

•	upon the termination of such guarantor’s obligations under its guarantees provided with respect to the Company’s revolving credit facilities, or upon the release of such guarantor from its obligations under the Company’s revolving credit facilities.

Optional Redemption

The notes of each series will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (and, in the case of the 2020 exchange notes and the 2040 exchange notes, not including any portion of any interest accrued to the redemption date) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 25 basis points (in the case of the 2020 exchange notes), 30 basis points (in the case of the 2021 exchange notes and 2040 exchange notes), or 35 basis points (in the case of the 2019 exchange notes).

In the case of each of clauses (1) and (2), accrued interest will be payable to the redemption date.

Holders of notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes of a series are to be redeemed, the applicable trustee will select, at least 30 and not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes of such series not previously called by such method as the applicable trustee deems fair and appropriate.

On and after the redemption date, interest will cease to accrue on the notes of a series or any portion of the notes of a series called for redemption unless the Company defaults in the payment of the redemption price and accrued interest. On or before the redemption date, the Company will deposit with a paying agent (or the applicable trustee) money sufficient to pay the redemption price of and accrued interest on the notes of a series to be redeemed on that date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes of a series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means (1) with respect to the 2020 exchange notes, any of Barclays Capital Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, (2) with respect to the 2021 exchange notes, any of Banc of America Securities LLC, RBS Securities Inc., BNP Paribas Securities Corp. or Wells Fargo Securities, LLC, (3) with respect to the 2019 exchange notes, any of Banc of America Securities LLC, Barclays Capital or J.P. Morgan Securities Inc., and (4) with respect to the 2040 exchange notes, any of Banc of America Securities LLC and J.P. Morgan Securities Inc., and; in each case, their respective successors, or, in each case, if all of such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means (1) (a) with respect to the 2020 exchange notes, any of Barclays Capital Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, (b) with respect to the 2021 exchange notes, each of Banc of America Securities LLC, RBS Securities Inc. and BNP Paribas Securities Corp., and a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC, (c) with respect to the 2019 exchange notes, each of Banc of America Securities LLC, Barclays Capital Inc. and J.P. Morgan Securities Inc, (d) with respect to the 2040 exchange notes, any of Banc of America Securities LLC and J.P. Morgan Securities Inc., and, in each case, their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City in the case of the 2019 exchange notes and 2021 exchange notes, or generally, in the case of the 2020 exchange notes and 2040 exchange notes (a “Primary Treasury Dealer”), the Company will substitute for such bank another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by any Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to such Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes of any series, unless the Company has exercised its right to redeem the notes of that series as described under “— Optional Redemption,” each holder of notes of that series will have the right to require the Company to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes of that series pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes of that series on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the notes of that series, or at the option of the Company, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each holder of notes of that series, with a copy to the applicable trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer; (2) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and (3) deliver or cause to be delivered to the trustee the notes accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

The Company will not be required to make a Change of Control Offer with respect to the notes of the applicable series if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the notes properly tendered and not withdrawn under its offer.

The Company will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of the applicable series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Republic Services, Inc. and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Republic Services, Inc. or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of Republic Services, Inc. or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock;

(3) the Company consolidates with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) during any period of 24 consecutive calendar months, the majority of the members of the Company’s board of directors shall no longer be composed of individuals (a) who were members of the Company’s board of directors on the first day of such period or (b) whose election or nomination to the Company’s board of directors was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of the Company’s board of directors or, if directors are nominated by a committee of the Company’s board of directors, constituting at the time of such nomination, at least a majority of such committee; or

(5) the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Triggering Event” means, with respect to the notes of any series, the notes of that series cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for the notes of any series at the commencement of any Trigger Period, the notes of that series will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB-or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trusts, unincorporated organization or government or any agency or political subdivisions thereof.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to rate the notes of any series or fails to make a rating of the notes of that series publicly available for reasons outside the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency; provided, that the Company shall give notice of such appointment to the applicable trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Republic Services, Inc. and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that the Company offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Republic Services, Inc. and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit the Company’s board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require the Company to repurchase your notes as described above.

Certain Covenants

The following restrictions will apply to each series of notes:

Restrictions on Liens

The Company will not, and will not permit any Restricted Subsidiary to, Incur any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property of the Company’s or a Restricted Subsidiary, whether such shares of stock, Indebtedness or other obligations of a Subsidiary or Principal Property is owned at the date of the applicable indenture or thereafter acquired, without in any such case effectively providing that all the notes will be directly secured equally and ratably with such Lien.

These restrictions do not apply to:

(1) the Incurrence of any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the applicable indenture (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary contemporaneously with such acquisition, or within 120 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien upon any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the applicable indenture existing at the time of such acquisition, or the acquisition of any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property subject to any Lien without the assumption thereof, provided that every such Lien referred to in this clause (1) shall attach only to the shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements thereon;

(2) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property existing on the date the notes are initially issued;

(3) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property in favor of Republic Services, Inc. or any Restricted Subsidiary;

(4) any Lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

(5) any Lien on shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property Incurred in connection with the issuance of tax-exempt government obligations; and

(6) any renewal of or substitution for any Lien permitted by any of the preceding clauses (1) through (5), provided, in the case of a Lien permitted under clause (1), (2) or (4), the debt secured is not increased nor the Lien extended to any additional assets.

Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume Liens in addition to those permitted by clauses (1) through (6), and renew, extend or replace such Liens, provided that at the time of such creation, assumption, renewal, extension or replacement of such Lien, and after giving effect thereto, together with any sale and leaseback transactions entered into pursuant to the provisions of the applicable indenture described below in the last paragraph under “— Certain Covenants — Limitations on Sale and Leaseback Transactions,” Exempted Debt does not exceed 20% of Consolidated Net Tangible Assets.

For the purposes of this “Restrictions on Liens” covenant and the “Limitation on Sale and Leaseback Transactions” covenant, the giving of a guarantee which is secured by a Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property, and the creation of a Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property to secure Indebtedness that existed prior to the creation of such Lien, shall be deemed to involve the creation of Indebtedness in an amount equal to the principal amount guaranteed or secured by such Lien.

Given the size of the Company’s operations, at any given time the Company expects to have very few or no Principal Properties and, accordingly, very few or no Restricted Subsidiaries.

Limitation on Sale and Leaseback Transactions

The indentures provide that the Company will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to the Company or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of two years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided that, notwithstanding the foregoing, the Company or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period:

(1) if the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of the applicable indenture described above under “— Certain Covenants — Restrictions on Liens,” to create a mortgage on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the outstanding notes; or

(2) if the Company promptly informs the applicable trustee of such transaction, the net proceeds of such transaction are at least equal to the fair market value (as determined by board resolution) of such property, and the Company causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 180 days after receipt of such proceeds, of Funded Debt Incurred or assumed by the Company or a Restricted Subsidiary (including the notes); provided further that, in lieu of applying all or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale or transfer, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of the Company (which may include the notes offered hereby) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures. If the Company so delivers debentures or notes to the applicable trustee and an officer’s certificate to the applicable trustee for the notes, the amount of cash that the Company will be required to apply to the retirement of Funded Debt will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or if there are no such redemption prices, the principal amount of such debentures or notes, provided, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued; or

(3) if the Company, within 180 days after the sale or transfer, apply or cause a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair market value of the Principal Property (or portion thereof) so sold and leased back at the time of entering into such sale and leaseback transaction (in either case as determined by board resolution) to purchase other Principal Property having a fair market value at least equal to the fair market value of the Principal Property (or portion thereof) sold or transferred in such sale and leaseback transaction.

Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into sale and leaseback transactions in addition to those permitted in the foregoing paragraph and without any obligation to retire any outstanding notes or other Funded Debt, provided that at the time of entering into such sale and leaseback transactions and after giving effect thereto, together with any Liens created, assumed or otherwise incurred pursuant to the provisions of the applicable indenture described above in the third paragraph under “— Certain Covenants — Restrictions on Liens,” Exempted Debt does not exceed 20% of Consolidated Net Tangible Assets.

Definitions

Set forth below are certain defined terms used in the indentures. Reference is made to the applicable indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Attributable Debt” means, when used in connection with a sale and leaseback transaction, at any date of determination, the product of (1) the net proceeds from such sale and leaseback transaction multiplied by (2) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (including partnership interests) in (however designated) the equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets of Republic Services, Inc. and its Subsidiaries on a consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed or which are supported by other borrowings with a maturity of more than 12 months from the date of calculation), (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (3) appropriate adjustments on account of minority interests of other Persons holding stock of Republic Services, Inc.’s Subsidiaries, all as set forth on the most recent balance sheet of Republic Services, Inc. and its consolidated Subsidiaries (but, in any event, as of a date within 120 days of the date of determination), in each case excluding intercompany items and computed in accordance with generally accepted accounting principles.

“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined with respect to each series of notes: (1) Indebtedness of Republic Services, Inc. and the Restricted Subsidiaries Incurred after the date of the applicable supplemental indenture and secured by Liens created, assumed or otherwise Incurred or permitted to exist pursuant to the provisions of the applicable indenture described above under “— Certain Covenants — Restrictions on Liens” and (2) Attributable Debt of Republic Services, Inc. and the Restricted Subsidiaries in respect of all sale and leaseback transactions with regard to any Principal Property entered into pursuant to the provisions of the applicable indenture described above under “— Certain Covenants — Limitation on Sale and Leaseback Transactions.”

“Funded Debt” means all Indebtedness for borrowed money, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

“Incur” means to issue, assume, guarantee, incur or otherwise become liable for. The terms “Incurred,” “Incurrence” and “Incurring” shall each have a correlative meaning.

“Indebtedness” means with respect to any Person at any date of determination (without duplication), indebtedness for borrowed money or indebtedness evidenced by bonds, notes, debentures or other similar instruments given to finance the acquisition of any businesses, properties or assets of any kind (including, without limitation, Capital Stock or other equity interests in any Person).

“Lien” with respect to any property or assets, means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing), but not including the interest of a lessor under a lease that is an operating lease under generally accepted accounting principles.

“Principal Property” means any land, land improvements or building, together with the land upon which it is erected and fixtures comprising a part thereof, in each case, owned or leased by the Company or any Restricted Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 2% of Consolidated Net Tangible Assets but not including such land, land improvements, buildings or portions thereof which is financed through the issuance of tax-exempt governmental obligations, or any such property that has been determined by a board resolution not to be of material importance to the respective businesses conducted by the Company or such Restricted Subsidiary effective as of the date such resolution is adopted by the Company’s board of directors.

“Restricted Subsidiary” means any Subsidiary which, at the time of determination, owns or is a lessee pursuant to a capital lease of any Principal Property.

“Subsidiary” of a Person means, with respect to any Person, any corporation, association, partnership or other business entity of which at least a majority of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

Consolidation, Merger or Sale of Substantially All Assets

The Company may consolidate or merge with, or sell all or substantially all of the Company’s assets to, another corporation as long as the surviving corporation is organized under the laws of the United States or any state thereof or the District of Columbia and the consolidation, merger or sale does not create a default under the applicable indenture. The remaining or acquiring corporation must assume all of the Company’s responsibilities and liabilities under the applicable indenture, including the payment of all amounts due on the notes and performance of the covenants. Under these circumstances, if the Company’s properties or assets become subject to a Lien not permitted by the applicable indenture, the Company will equally and ratably secure the notes.

Filing of Financial Statements

The indentures require the Company to file quarterly and annual financial statements with the SEC.

Events of Default

An event of default under the applicable indenture with respect to any series of notes includes the following:

•	failure to pay interest on the notes of that series for 30 days;

•	failure to pay principal on the notes of that series when due;

•	failure to perform any of the other covenants or agreements in the applicable indenture relating to the notes of that series that continues for 60 days after notice to the Company by the applicable trustee or holders of at least 25% in principal amount of the notes of that series then outstanding (for purposes of the financial statement reporting covenant, the 60-day grace period will be extended to 365 days);

•	failure to pay when due any Indebtedness of the Company or any Restricted Subsidiary having an aggregate principal amount outstanding of at least $25.0 million that continues for 25 days after notice to the Company by the applicable trustee or holders of at least 25% in principal amount of the notes of that series then outstanding; or

•	certain events of bankruptcy, insolvency or reorganization relating to the Company or any Restricted Subsidiary.

The indentures provide that the applicable trustee will, with certain exceptions, notify the holders of notes of the applicable series of any event of default known to it with respect to the notes of that series within 90 days after the occurrence of such event.

If an event of default (other than with respect to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to the notes of any series, the applicable trustee or the holders of not less than 25% in principal amount of the notes of that series then outstanding may declare the principal amount to be due and payable. In that case, subject to certain conditions, the holders of a majority in principal amount of the notes of that series then outstanding can rescind and annul such declaration and its consequences. If an event of default with respect to certain events of bankruptcy, insolvency or reorganization occurs and is continuing, then all of the notes will ipso facto become and be due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest, if any, to the date the notes become due and payable, without any declaration or other act on the part of the applicable trustee or any holder.

In the event of a declaration of acceleration because an event of default related to the failure to pay when due any Indebtedness having an aggregate principal amount outstanding of at least $25.0 million has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the default triggering such event of default shall be remedied or cured by the Company or the relevant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

The Company is required to file an annual officers’ certificate with the applicable trustee concerning the Company’s compliance with the applicable indenture. Subject to the provisions of the applicable indenture relating to the duties of the trustee, the applicable trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders unless they have offered the applicable trustee security or indemnity satisfactory to the applicable trustee. If the holders provide security or indemnity satisfactory to the applicable trustee, the holders of a majority in principal amount of the outstanding notes of the applicable series during an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee under the applicable indenture or exercising any of the applicable trustee’s trusts or powers with respect to the notes.

Prior to the acceleration of the maturity of the notes of any series, the holders of not less than a majority in aggregate principal amount of the outstanding notes of that series may on behalf of the holders of all outstanding notes of that series waive any past default or event of default and its consequences, except a default or event of default (a) in the payment of the principal of, premium, if any, or interest on any note of that series (which may only be waived with the consent of each holder of notes affected) or (b) in respect of a covenant or a provision of the applicable indenture which cannot be modified or amended without the consent of the holder of each note outstanding affected by such modification or amendment.

Modification and Amendment of the Indentures

The Company and the guarantors may enter into supplemental indentures to the applicable indenture with the applicable trustee without the consent of the holders of the notes to, among other things:

•	evidence the assumption by a successor corporation of the Company’s obligations;

•	add covenants for the protection of the holders of the notes of any series;

•	create a new series of securities under the applicable indenture;

•	cure any ambiguity or correct any inconsistency in the applicable indenture;

•	add guarantees or security; and

•	make any change that does not adversely affect the rights of holders of the notes.

With the consent of the holders of a majority in principal amount of the notes of any series then outstanding and affected, the Company and the guarantors may execute supplemental indentures with the applicable trustee to add provisions or change or eliminate any provision of the applicable indenture or any supplemental indenture or to modify the rights of the holders of the notes so affected.

Without the consent of the holders of each outstanding note of a series affected, no supplemental indenture will, among other things:

•	reduce the percentage in principal amount of the notes of that series, the consent of the holders of which is required for any such supplemental indenture;

•	reduce the principal amount of the notes of that series or their interest rate or change the stated maturity of or extend the time for payment of interest on the notes of that series;

•	reduce the premium payable upon redemption of the notes of that series or change the time when the notes of that series may or shall be redeemed;

•	amend, change or modify the Company’s obligation to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event in accordance with “— Change of Control Triggering Event” above after such Change of Control Triggering Event has occurred, including amending, changing or modifying any definition related thereto;

•	impair the right to institute suit for the enforcement of the notes of that series;

•	reduce the percentage in principal amount of the notes of that series required for waiver of compliance with certain provisions of the applicable indenture or certain defaults; or

•	modify any other provisions with respect to modification and waiver, except to increase the percentage required for any modification or waiver or to provide that other provisions of the applicable indenture may not be modified or waived without your consent.

Defeasance and Covenant Defeasance

At the option of the Company, the Company (1) will be discharged from all obligations under the applicable indenture in respect of the notes of any series (except for certain obligations to exchange or register the transfer of the notes of that series, replace stolen, lost or mutilated notes of that series, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain restrictive covenants of the applicable indenture (including the restrictions on Liens, the limitations on sale and lease back transactions and the requirement to make a Change of Control Offer) with respect to the notes of that series, in each case if the Company deposits with the applicable trustee, in trust, money or U.S. government obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the notes of that series when due. In order to select option (1) above, the Company must provide the trustee with an opinion of counsel stating that (a) the Company received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the applicable indenture, there has been a change in the applicable federal income tax law, in either case to the effect that and based thereon such opinion of counsel shall confirm that, the holders and beneficial owners of the notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In order to select option (2) above, the Company must provide the applicable trustee with an opinion of counsel to the effect that the holders and beneficial owners of the notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

In the event the Company exercises its option under (2) above with respect to the notes of any series and the notes of that series are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and U.S. government obligations on deposit with the applicable trustee will be sufficient to pay amounts due on the notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from such event of default. The Company would remain liable, however, for such amounts.

Satisfaction and Discharge

The applicable indenture will be discharged as to all outstanding notes when:

•	either (1) all of the notes authenticated and delivered (other than (i) lost, stolen or destroyed notes which have been replaced or paid in accordance with the applicable indenture or (ii) all notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the applicable trustee for cancellation, or (2) all notes not delivered to the applicable trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year; and the Company has irrevocably deposited or caused to be deposited with the applicable trustee as trust funds in trust an amount in U.S. dollars sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the applicable trustee for cancellation;

•	the Company has paid or caused to be paid all other sums payable by the Company under the applicable indenture; and

•	the Company has delivered to the applicable trustee an officers’ certificate and an opinion of independent counsel each stating that (i) all conditions precedent relating to the satisfaction and discharge have been complied with, (ii) no default with respect to the notes has occurred and is continuing and (iii) such deposit does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other agreement or instrument to which the Company is a party.

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The notes will be issued in one or more fully registered global notes (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the applicable trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for notes in certificated form only in limited circumstances. See ‘‘— Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it: (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the applicable indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the applicable indenture. Under the terms of the applicable indenture, the Company and the applicable trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the applicable trustee nor any agent of the Company or the applicable trustee has or will have any responsibility or liability for: (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the applicable trustee or the Company. Neither the Company nor the applicable trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Company and the applicable trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between Participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests Global Notes among Participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the applicable trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act and the Company fails to appoint a successor depositary, (2) the Company elects to issue Certificated Notes or (3) there shall have occurred and be continuing an event of default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the applicable trustee by or on behalf of DTC in accordance with the applicable indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations and, in the case of a non-U.S. holder (as defined below), material U.S. federal estate tax considerations, to beneficial owners of unregistered notes whose unregistered notes are tendered and accepted in an exchange offer. This summary is based on the U.S. federal income tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner of unregistered notes or to certain types of beneficial owners of unregistered notes that may be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, S corporations, dealers in securities or currencies, traders in securities electing to mark-to-market, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities, beneficial owners that incurred indebtedness to purchase or carry the unregistered notes, beneficial owners that hold the unregistered notes or will hold the exchange notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or beneficial owners that have a “functional currency” other than the U.S. dollar). The discussion is limited to exchanging beneficial owners of unregistered notes that have held the unregistered notes, and will hold the exchange notes, as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Because the law with respect to certain U.S. federal income tax considerations of the exchange offers is uncertain and no ruling has been or will be requested from the Internal Revenue Service (the “IRS”) on any U.S. federal income tax matter concerning the exchange offers, no assurances can be given that the IRS or a court considering these issues will agree with the positions or conclusions discussed below.

Exchange Offers

The exchange of unregistered notes for exchange notes in the exchange offers will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note. The holding period of the exchange note will include the holding period of the unregistered note exchanged therefor and the basis of the exchange note will be the same as the basis of the unregistered note immediately before the exchange.

Persons considering the exchange of unregistered notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The discussion below applies to you only if you are a U.S. holder. A “U.S. Holder” is a beneficial owner of unregistered notes whose unregistered notes are tendered and accepted in an exchange offer that is, for U.S. federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income, or (d) a trust if (i) a court within the United States can exercise primary supervision over its administration and one or more “United States persons” (as defined for U.S. federal income tax purposes) have the authority to control all of the substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable regulations.

Interest.  Interest on an unregistered note and interest on an exchange note received by a U.S. Holder will be taxable to the U.S. Holder as ordinary interest income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium.  Unamortized bond premium which a U.S. Holder may have on the unregistered notes will carry over to the exchange notes received in exchange therefor. It may be possible for the U.S. Holder to elect to amortize this premium using a constant yield method over the term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the beneficial owner’s prior interest inclusions on the exchange note, and finally as a carryforward allowable against the beneficial owner’s future interest inclusions on the exchange note. A U.S. Holder must reduce its tax basis in such exchange note by the amount of the premium so amortized. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Service. U.S. Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on their exchange notes.

Market Discount.  Accrued market discount on unregistered notes not previously treated as ordinary income by a U.S. Holder will carry over to the exchange notes received in exchange therefor. A U.S. Holder will be required to treat any gain on the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of an exchange note as ordinary income to the extent of the accrued market discount on the exchange note at the time of the disposition unless such market discount has been previously included in income by the U.S. Holder pursuant to an election by the beneficial owner to include the market discount in income as it accrues (under either a ratable or constant yield method).

Dispositions.  Subject to the discussion above regarding market discount, a U.S. Holder’s disposition of an exchange note will result in capital gain or loss equal to the difference between the amount realized (except to the extent such amount is attributable to accrued but unpaid interest on the exchange note, which amount will be taxable as ordinary interest income in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in such exchange note immediately before such disposition (which should reflect any market discount previously included in income). Capital gain or loss will be long-term capital gain or loss if at the time of the disposition the U.S. Holder has held the exchange note for more than one year. Subject to limited exceptions, capital losses cannot be used to offset ordinary income.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner of unregistered notes whose unregistered notes are exchanged for exchange notes and you are not a U.S. Holder (as defined above) and also are not a partnership (or an entity or arrangement classified as a partnership for U.S. federal tax purposes) (a “non-U.S. holder”).

Interest.  The United States generally imposes a 30 percent withholding tax on payments of interest to non-U.S. persons. The 30 percent (or lower applicable treaty rate) U.S. federal withholding tax will not apply to a non-U.S. Holder in respect of any payment of interest on the exchange notes that is not effectively connected with the conduct of a U.S. trade or business provided that such holder:

•	does not actually (or constructively) own 10 percent or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the U.S. Treasury regulations;

•	is not a controlled foreign corporation that is related to us actually or constructively through sufficient stock ownership;

•	is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	(a) provides identifying information (i.e., name and address) to us or our paying agent on IRS Form W-8BEN (or successor form), and certifies, under penalty of perjury, that such holder is not a U.S. person or (b) a financial institution holding the notes on behalf of such holder certifies, under penalty of perjury, that it has received the applicable IRS Form W-8BEN (or successor form) from the beneficial owner and provides us with a copy.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such holder will be subject to the 30 percent U.S. federal withholding tax, unless such holder provides us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an income tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States.

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by such holder), such holder, although exempt from the 30 percent withholding tax, generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if such holder were a “United States person” as defined under the Code. In addition, if a non-U.S. Holder is a non-U.S. corporation, it may be subject to a branch profits tax equal to 30 percent (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by it of a trade or business in the United States. For this purpose, effectively connected interest on notes will be included in earnings and profits.

Dispositions.  Any gain realized on the disposition of an exchange note by a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax unless (i) that gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an income tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. Holder), (ii) such holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, or (iii) in the case of disposition proceeds representing accrued interest, the non-U.S. Holder cannot satisfy the requirements of the complete exemption from withholding tax described above (and the non-U.S. Holder’s U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above).

If a non-U.S. Holder’s gain is effectively connected with such holder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by such holder), such holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if it were a “United States person” as defined under the Code. If such a non-U.S. Holder is a corporation, such holder may also, under certain circumstances, be subject to a branch profits tax at a 30 percent rate (or lower applicable treaty rate). If a non-U.S. Holder is subject to the 183-day rule described above, such holder generally will be subject to U.S. federal income tax at a flat rate of 30 percent (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the exchange note) exceed capital losses allocable to U.S. sources, even though the non-U.S. Holder is not considered a resident alien under the Code.

U.S. Federal Estate Tax with respect to the Exchange Notes.  If you are an individual and are not a U.S. citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, your exchange notes generally will not be subject to the U.S. federal estate tax, unless, at the time of your death:

•	the holder directly or indirectly, actually or constructively, owns 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder; or

•	the holder’s interest on the notes is effectively connected with such holder’s conduct of a U.S. trade or business.

Information Reporting and Backup Withholding

In general, information reporting requirements apply to interest paid to, and to the proceeds of a sale or other disposition of an exchange note (including a redemption) by, certain U.S. Holders. In addition, backup withholding applies to a non-corporate U.S. Holder unless such holder provides a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding generally does not apply to payments made to certain exempt U.S. persons. In general, a non-U.S. Holder will not be subject to backup withholding and information reporting with respect to interest payments that we make to such holder provided that we have received from such holder the certification described above under “— Non-U.S. Holders — Interest” and neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. Holder. However, we or our paying agent may be required to report to the IRS and the non-U.S. Holder payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of a treaty or agreement.

Payments of the proceeds of a sale or other disposition (including a redemption) of the notes made to or through a non-U.S. office of non-U.S. financial intermediaries that do not have certain enumerated connections with the United States generally will not be subject to information reporting or backup withholding. In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note within the United States or conducted through non-U.S. financial intermediaries with certain enumerated connections with the United States, if the payor receives the certification described above under “— Non-U.S. Holders — Interest” or such holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the non-U.S. Holder is a United States person or the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability provided the required information is furnished by such holder to the IRS in a timely manner.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed to use commercially reasonable best efforts to keep the registration statement, of which this prospectus forms a part, continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms in all material respects with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

Certain legal matters regarding the validity of the exchange notes will be passed upon for us by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Republic Services, Inc. included in Republic Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Republic Services, Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 with the SEC under the Securities Act to register the securities offered by means of this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information identified in the registration statement. For further information about us and the securities offered by means of this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC’s public reference rooms at the following location:

100 F Street, N.E.
Washington, D.C., 20549

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms and the procedure for obtaining copies.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The documents that we file with the SEC, including the registration statement, are available to investors on this web site. You can log onto the SEC’s web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: RSG), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005. Certain information is also available on our website at http://www.republicservices.com.

INCORPORATION BY REFERENCE

We file annual, quarterly and special reports and other information with the SEC. See “Where You Can Find More Information.” The following documents are incorporated into this prospectus by reference:

•	Republic’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	Republic’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010;

•	Republic’s Current Reports on Form 8-K, dated January 4, 2010, January 6, 2010, February 12, 2010, March 1, 2010 (relating to item 8.01 which is filed with the SEC), March 1, 2010 (relating to item 2.03 which is filed with the SEC), March 4, 2010, May 14, 2010 and June 28, 2010; and

•	All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the exchange offer is terminated (other than Current Reports on Form 8-K or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K and portions of other documents which under applicable securities laws are deemed furnished and not filed with the SEC).

Any information incorporated by reference is considered part of this prospectus, and any information that we file with the SEC subsequent to the filing of the incorporated material or the date of this prospectus will automatically update and, if applicable, supercede the incorporated information and this prospectus.

You may obtain a copy of these filings, including exhibits (but not including exhibits that are specifically incorporated by reference), free of charge, by oral or written request directed to: Republic Services, Inc., 18500 North Allied Way, Phoenix, AZ 85054, Attention: Investor Relations, Phone: (480) 627-2700.